Exhibit 10.1

REVOLVING LOAN AGREEMENT

Among

KENNEDY-WILSON, INC.

a Delaware corporation,

as Borrower,

U.S. BANK NATIONAL ASSOCIATION,

a national banking association,

as Agent, lead arranger and book manager,

And

U.S. BANK NATIONAL ASSOCIATION,

a national banking association,

and

EAST-WEST BANK,

a California Banking Corporation,

as Lenders

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4.10	Solvency	26
4.11	Employee Benefits	26
4.12	No Event of Default	26
4.13	Governmental Regulations	26
4.14	Brokers	26
4.15	Hazardous Substances	26

V. AFFIRMATIVE COVENANTS		27
5.1	Accounting System	27
5.2	Financial Covenants	27
5.3	Financial Statements, Reports, Certificates	27
5.4	Chairman; CEO	28
5.5	Title to Equipment	28
5.6	Maintenance of Equipment	28
5.7	Taxes	28
5.8	Insurance	29
5.9	No Setoffs or Counterclaims	29
5.10	Dispositions at Fair Market Consideration	29
5.11	Compliance with Laws	29
5.12	Employee Benefits	29
5.13	Compliance with Leases	30
5.14	Paying Costs of Loans	30
5.15	Using Loan Proceeds	30

VI. NEGATIVE COVENANTS		31
6.1	Indebtedness	31
6.2	Liens	31
6.3	Restrictions on Fundamental Changes	32
6.4	Disposal of Assets	32
6.5	Change Name	32
6.6	Guaranty	32
6.7	Nature of Business	32
6.8	Prepayments and Amendments.	32
6.9	Change of Control	32
6.10	Accounting Methods	32
6.11	Investments	33
6.12	Transactions with Affiliates	33
6.13	Suspension	33
6.14	Use of Proceeds	33
6.15	Change in Location of Chief Executive Office	33
6.16	Downstreaming of Funds	33
6.17	Excessive Acquisitions	33
6.18	Dividends	33
6.19	Stock Repurchases	33
6.20	Adverse Events	34
6.21	Other Information As Requested	34
6.22	Representations and Warranties	34

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6.23	Trade Names	34
6.24	Maintenance of Existence	34

VII. DEFAULTS		34
7.1	Events of Default	34
7.2	Rights and Remedies	37

VIII. MISCELLANEOUS		37
8.1	Binding Effect; Waivers; Cumulative Rights and Remedies	37
8.2	Survival	38
8.3	Governing Law; Waiver of Jury Trial	38
8.4	Counterparts	38
8.5	Notices	38
8.6	No Third Party Reliance	38
8.7	Time of the Essence	39
8.8	Entire Agreement; No Oral Modifications	39
8.9	Captions	39
8.10	Joint and Several Liability	39
8.11	Borrower’s Relationship with Agent and the Lenders	39
8.12	Indemnification	39

IX. AGENCY PROVISIONS		39
9.1	Agency	39
9.2	Resignation of Agent; Removal	41
9.3	Administration	41
9.4	Actions by Agent; Required Consents	42
9.5	Payments	43
9.6	[Intentionally omitted]	45
9.7	Defaulting Lender	45
9.8	Representations, Warranties and Acknowledgments	46
9.9	Assignments; Participation	47
9.10	Other Business	50
9.11	Consents	50
9.12	Agent as Lender	50
9.13	Notification of Defaults and Events of Default	50
9.14	No Reliance by Borrower	50
9.15	Reliance	51
9.16	Pledge to Federal Reserve Bank	51
9.17	Confidentiality	51
9.18	Tax Forms	52
9.19	United States Persons	53
9.20	Indemnification of the Agent	53

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LIST OF EXHIBITS

EXHIBIT A    -    Assignment and Assumption Agreement

EXHIBIT B    -    LIBOR Rate Notice

EXHIBIT C    -    Form of Compliance Certificate

EXHIBIT D    -    Notices and Wire Instructions

EXHIBIT E    -    Commitments and Commitment Percentages of Lenders

LIST OF SCHEDULES

SCHEDULE P-1  –  Permitted Liens

SCHEDULE 4.4  –  Schedule of Indebtedness

SCHEDULE 4.6  –  Borrower Subsidiaries

SCHEDULE 4.8  –  Litigation

SCHEDULE 4.11  –  Benefit Plans

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REVOLVING LOAN AGREEMENT

THIS REVOLVING LOAN AGREEMENT is dated as of August 5, 2010, by and among (i) KENNEDY-WILSON, INC., a Delaware corporation (“Borrower”), (ii) U.S. BANK NATIONAL ASSOCIATION, a national banking association, as agent, lead arranger and book manager (“Agent”), and (iii) U.S. BANK NATIONAL ASSOCIATION, a national banking association (“US Bank”), as a Lender, EAST-WEST BANK, a California banking corporation (“East-West Bank”), as a Lender, and any other bank that becomes a party hereto in the future (collectively, the “Lenders”).

A. Borrower is a Delaware corporation that was formed for the purpose of providing real estate services and the acquisition and stabilization of real estate assets. The Borrower is a subsidiary of Kennedy-Wilson Holdings, Inc., a Delaware corporation (which will be the Guarantor hereunder).

B. Borrower and Guarantor have requested that Lenders establish a revolving unsecured acquisition facility hereunder for the acquisition and stabilization of commercial real estate meeting the parameters specified herein, in a principal amount not to exceed Sixty Five Million Dollars ($65,000,000.00) outstanding at any one time (and referred to herein as “Facility A”), and a revolving unsecured facility for working capital in a principal amount of up to Ten Million Dollars ($10,000,000.00) outstanding at any one time (referred to herein as “Facility B”).

C. Lenders have requested that the Agent act as agent for the Lenders to the extent and with the obligations set forth herein, and the Agent has agreed to do so subject to the terms and conditions set forth herein.

D. Borrower, Agent and Lenders have previously entered into that certain Amended And Restated Loan Agreement dated as of June 5, 2008 (“Existing Loan Agreement”), and the “Loan Documents” defined in and referred to in the Existing Loan Agreement (“Existing Loan Documents”). It is the intent and agreement of the parties hereto that upon satisfaction (or waiver by Agent in its sole discretion) of the conditions set forth in Sections 2.1, 2.3, 2.4 and 2.5 of this Agreement, that this Agreement and the Loan Documents described herein shall supersede, replace and control over the Existing Loan Agreement and the Existing Loan Documents; and all indebtedness and obligations previously owing under the Existing Loan Agreement and the Existing Loan Documents, shall be deemed to be owing under and evidenced by, and subject to the terms and provisions of, this Agreement and the Loan Documents described herein. The parties hereto acknowledge that as of the date hereof, $14,050,000.00 in principal is owing under the Existing Loan Agreement, which shall be allocated to Facility A.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following respective meanings, unless the context hereof clearly requires otherwise:

Advance: Any portion of the Loans advanced to or for the benefit of Borrower in accordance with the terms hereof.

Affiliate: Means (x) with respect to a corporation, (i) any officer or director thereof and any Person which is, directly or indirectly, the beneficial owner of more than 10% of any class of shares or other equity security or (ii) any Person which, directly or indirectly, controls or is controlled by or is under common control with such corporation and (y) with respect to a partnership or limited liability company, any (i) general partner or member, (ii) general partner or member of a general partner or member, or (iii) partnership or limited liability company with a common general partner or member, and if any general partner or member is a corporation, any Person which is an Affiliate of such corporation. Controls (which includes the correlative meanings of “controlled by” and “under common control with”) means effective power, directly or indirectly, to direct or cause the direction of the management and policies of such Person.

Agent: U.S. Bank National Association, as agent for itself and for other financial institutions which are now or may in the future become parties to this Agreement.

Agreement: This Loan Agreement, including any amendments hereof and supplements hereto executed by Borrower and Agent.

Applicable Interest Rate: As defined in Section 1.2.

Applicable Spread: Means, (i) three percent (3%) per annum as to all Advances and other amounts owing under Facility A, and (ii) two and one-half percent (2.5%) per annum with respect to all Advances and other sums owing under Facility B.

Assignee Lender: As defined in Section 9.9.

Assignment and Assumption Agreement: An instrument in the form of Exhibit A, duly completed and executed and delivered.

Availability Period: The period of time commencing on the date of this Agreement and ending thirty (30) days preceding the Maturity Date unless there is an Event of Default.

Bankruptcy Code: Means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

Benefit Plan: Means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an “employer” (as defined in Section 3(5) of ERISA) within the past six (6) years.

Borrower: Kennedy-Wilson, Inc, a Delaware corporation, as borrower under this Agreement.

Borrower’s Deposit Account: An account of Borrower with Agent into which all Advances made to Borrower will be disbursed by the Agent. The account number for the Borrower’s Deposit Account is 153493348566.

Business Day: (i) with respect to any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system, and dealings in United States dollars are carried on in the London interbank market, and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

Change of Control: Shall be deemed to have occurred at such time as there is (a) any change in the Chief Executive Officer (currently William McMorrow) of the Borrower, or (b) change of ownership (whether by transfer of existing shares, issuance of new shares, or a combination, or otherwise) of more than 50% in the aggregate of the common stock of the Borrower.

Closing Date: The date upon which all of the conditions set forth in Section 2 are satisfied.

Code: The Internal Revenue Code of 1986, as amended.

Commitment: At any time and as to each Lender, such Lender’s obligation to advance its Commitment Percentage of the Facility A Committed Amount or the Facility B Committed Amount at such time, as applicable, in an aggregate principal amount not exceeding the amount set forth opposite such Lender’s name on Exhibit E hereto in effect at such time, as such amount may be adjusted from time to time in accordance with this Agreement.

Commitment Percentage: With respect to each Lender, its Facility A Commitment Percentage, and/or its Facility B Commitment Percentage, as applicable.

Committed Amount: The Facility A Committed Amount and/or the Facility B Committed Amount, as applicable, as such amounts may be reduced in accordance with the provisions of Section 1.5.

Compliance Certificate: Means a certificate substantially in the form of Exhibit C and delivered by the Chief Financial Officer of Borrower to Agent.

Default Rate: As defined in Section 1.11 hereof.

Defaulting Lender: Any Lender who for any reason shall fail or refuse to abide by its obligations under the Loan Documents or this Agreement within the time periods specified for performance of such obligation or, if no time frame is specified, if such failure or refusal continues for a period of five (5) Business Days.

EBITDA: Means the net income of Borrower (excluding extraordinary items), for the applicable period, plus all interest expense, income tax expense, depreciation and amortization (including amortization of any goodwill or other intangibles) for the period.

Effective Tangible Net Worth: Means stockholders’ equity, less Intangible Assets.

Equipment: Means all of Borrower’s present and hereafter acquired machinery, office and other equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), and tools, and goods, wherever located, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

ERISA: Means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000, et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

Equity Infusion: Shall mean and refer to Lender-funded investment capital to be used by Borrower for investments an/or acquisitions.

ERISA Affiliate: Means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under Code Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under Code Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under Code Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under Code Section 414(o).

ERISA Event: Means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the Code by Borrower or its Subsidiaries or any of their ERISA Affiliates.

Event of Default: Any event set forth in Section 7.1.

Facility or Facilities: Means, individually or collectively as the context shall require, Facility A and/or Facility B.

Facility A: Means a revolving credit facility in the maximum amount outstanding at any one time of Sixty Five Million Dollars ($65,000,000), to be furnished to Borrower by Lenders under the terms of this Agreement for purposes of financing Borrower’s acquisition of real property.

Facility B: Means a revolving credit facility in the maximum amount outstanding at any one time of Ten Million Dollars ($10,000,000), to be furnished to Borrower by Lenders under the terms of this Agreement for purposes of providing working capital to Borrower.

Facility A Commitment Amount: Sixty Five Million Dollars ($65,000,000), as such amount may be reduced in accordance with the provisions of Section 1.5.

Facility B Commitment Amount: Ten Million Dollars ($10,000,000), as such amount may be reduced in accordance with the provisions of Section 1.5.

Facility A Commitment Percentage: With respect to each Lender, the share of such Lender in all right, title and interest in Facility A, and all Loans and Loan Documents pertaining thereto, as set forth in Exhibit E attached hereto, as amended and modified by unilateral action of Agent from time to time to reflect the sale or assignment of a portion of Facility A and Loans pertaining thereto (which, unless otherwise specified, shall be the amount of such Lender’s commitment for Facility A divided by the aggregate amount of the commitments of all Lenders with respect to Facility A).

Facility B Commitment Percentage: With respect to each Lender, the share of such Lender in all right, title and interest in Facility B, and all Loans and Loan Documents pertaining thereto, as set forth in Exhibit E attached hereto, as amended and modified by unilateral action of Agent from time to time to reflect the sale or assignment of a portion of Facility B and Loans pertaining thereto (which, unless otherwise specified, shall be the amount of such Lender’s commitment for Facility B divided by the aggregate amount of the commitments of all Lenders with respect to Facility B).

Facility A Notes: The Promissory Notes of even date herewith, each executed and delivered by Borrower to the order of a Lender, in the aggregate maximum principal amount of Sixty Five Million Dollars ($65,000,000), to evidence Facility A and the Loans made thereunder and with respect thereto, as the same may be amended, modified, replaced or substituted from time (including any replacements or substitutions pursuant to Section 9.9(b) hereof).

Facility B Notes: The Promissory Notes of even date herewith, each executed and delivered by Borrower to the order of a Lender, in the aggregate maximum principal amount of Ten Million Dollars ($10,000,000), to evidence Facility B and the Loans made thereunder and with respect thereto, as the same may be amended, modified, replaced or substituted from time (including any replacements or substitutions pursuant to Section 9.9(b) hereof).

Federal Funds Rate: As of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such date opposite the caption “Federal Funds (Effective)”. If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such date under the caption “Federal Funds Effective Rate”. If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotation, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by Agent.

Fee Letter: That certain Fee Letter between Borrower and U.S. Bank dated as of August 5, 2010.

FEIN: Means Federal Employer Identification Number.

GAAP: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

Governing Documents: Means the certificate or articles of incorporation, by-laws, operating agreement, partnership agreement, or other organizational or governing documents of any Person.

Governmental Authority: Any governmental or quasi-governmental entity, including any court, department, commissions, board, bureau, agency, administration, service, district or other instrumentality of any governmental entity.

Governmental Requirements: All laws, statutes, codes, ordinances, and governmental rules, regulations and legal requirements applicable to Borrower and Agent.

Guarantor: Kennedy-Wilson Holdings, Inc., a Delaware corporation.

Hazardous Material: Any substance which is or becomes regulated under any law relating to the environment as hazardous to public health or safety or to the environment.

Indebtedness: Means: (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Borrower under capital leases, (d) all obligations or liabilities of others secured by a Lien on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

Indemnified Liabilities: Has the meaning set forth in Section 8.12.

Indemnified Person: Has the meaning set forth in Section 8.12.

Intangible Assets: Means, with respect to any Person, that portion of the book value of all of such Person’s assets, net of amortization, that would be treated as intangibles under GAAP, including, without limitation, property management contracts, capitalized loan fees, and Affiliate or stockholder loans.

Interest Differential: That sum equal to the greater of zero (0) or the financial loss incurred by the Lenders resulting from prepayment, calculated as the difference between the amount of interest the Lenders would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Period) had prepayment not occurred and the interest the Lenders will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment.

Lien: Means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the Lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes.

Lenders: Each Lender that is a party to this Agreement and which hereafter becomes party to this Agreement, collectively, and each of their respective permitted successors and assigns.

LIBOR: With respect to each LIBOR Rate Period applicable to any requested LIBOR Rate Advance, a per annum rate of interest equal to the rate which appears on the Reuters Screen LIBOR01 (or any successor or substitute thereto selected by Agent in its sole discretion) as of 10:00 a.m., London time, two (2) Business Days prior to the first day of the applicable LIBOR Rate Period selected by Borrower, for United States dollar deposits having a term coinciding with the LIBOR Rate Period selected by Borrower, adjusted for any reserve requirements and any subsequent costs arising from a change in government regulation.

LIBOR Daily Reset Based Rate: With respect to each LIBOR Daily Reset Rate Advance, the Applicable Spread per annum plus the one-month LIBOR rate quoted by Agent from Reuters Screen LIBOR01 Page (or any successor or substitute thereto selected by Agent in its sole discretion), which shall be that one-month LIBOR rate in effect and reset each Business Day, adjusted for any subsequent costs arising from a change in government regulation. Notwithstanding the immediately preceding sentence, if on any date for determining the one-month LIBOR rate, Agent shall determine (which determination shall be conclusive in the absence of manifest error) that (a) because of circumstances affecting the Money Markets, adequate and fair means do not exist for ascertaining the one-month LIBOR rate, or (b) it is unlawful to maintain any Advance at a rate based on the one-month LIBOR rate, Agent shall promptly give to Borrower telephonic notice (confirmed as soon as practicable in writing) of the nature and effect of such circumstances and/or illegality. After receipt of such notice and during the existence of such circumstances and/or illegality, the interest rate applicable to the applicable portion of the outstanding Principal Balance shall be determined based upon an alternate index selected by Agent, in its sole discretion, reasonably comparable to that of one-month LIBOR, intended to generate a return substantially the same as that generated by the one-month LIBOR rate, and all references in the Loan Documents to the LIBOR Daily Reset Based Rate shall be deemed to be references to such alternate rate while such rate is in effect.

LIBOR Daily Reset Rate Advance: Any portion of the Principal Balance which bears interest at the LIBOR Daily Reset Based Rate.

LIBOR Rate: An annual rate of interest equal to the Applicable Spread per annum plus LIBOR. Agent’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

LIBOR Rate Advance: Any portion of the Principal Balance which bears interest at a LIBOR Rate; provided, however, that any LIBOR Rate Advance must be in the aggregate principal amount of at least $1,000,000 and in an amount that is an integral multiple of $100,000.

LIBOR Rate Notice: A written notice from Borrower to Agent, received by Agent prior to 10:00 o’clock a.m. (California time) on a Business Day at least two (2) Business Days prior to the commencement date of any LIBOR Rate Period hereunder referred to therein (or the expiration of a previous LIBOR Rate Period with respect thereto), whereby Borrower elects to have an Advance or a portion of the Principal Balance of the Notes under Facility A or Facility B, as specified in said notice, be a LIBOR Rate Advance, substantially in the form of Exhibit B hereto.

LIBOR Rate Period: The period commencing on the date any LIBOR Rate Advance is made and ending 1, 2, 3 or 6 months thereafter as selected by Borrower in its LIBOR Rate Notice pertaining thereto; provided, however, that (a) if any LIBOR Rate Period would end on a day that is not a Business Day, such LIBOR Rate Period shall extend to the next Business Day, unless, in the case of said LIBOR Rate Advance, such Business Day would fall in the next calendar month, in which event such LIBOR Rate Period shall end on the immediately preceding Business Day, (b) any LIBOR Rate Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Rate Period) shall end on the last Business Day of the calendar month at the end of such LIBOR Rate Period, and (c) no LIBOR Rate Period shall end later than the then applicable Maturity Date.

Loan or Loans: The loan of the proceeds of the Notes by Agent and the Lenders to Borrower in Advances to be made pursuant to the terms of this Agreement, including all amounts and sums owing from time to time under Facility A and Facility B.

Loan Documents: The documents described in this Agreement, which evidence and secure the Loans, including, but not limited to, the Notes, this Agreement, the Repayment Guaranty and the Reference Agreement including any amendments thereof and supplements thereto executed by Borrower, Guarantor and/or and Agent.

Majority Lenders: Lenders holding, in the aggregate, not less than sixty-six and two-thirds percent (66 2/3%) of the aggregate Commitments for Facility A and Facility B.

Material Adverse Change: Means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, or (b) the material impairment of Borrower’s ability to perform its obligations under the Loan Documents to which it is a party or of Lenders to enforce the Obligations.

Maturity Date: August 1, 2013.

Maximum Balance Sheet Leverage: Means total debt (excluding non-recourse debt secured by first mortgage liens) divided by Effective Tangible Net Worth.

Minimum Rent Adjusted Fixed Charge Coverage Ratio: Means, as of the end of the most recently concluded calendar quarter, and/or as of any other date specified in this Agreement, as applicable, (i) EBITDA for that portion of the calendar year then concluded, minus cash taxes, cash dividends, cash used to repurchase corporate stock, and the higher of un-financed capital expenditures or maintenance capital expenditures plus rental/lease expense, divided by (ii) interest expense plus current portion of long term debt (“CPLTD”) secured by any property held by Borrower in excess of three (3) years plus rental lease expense. CPLTD shall exclude balloon payments due on real estate indebtedness of Borrower and lump sum principal payments required by Facility A. (Borrower shall include in its financial statements, or a side letter thereto, provided to Lenders hereunder, in addition to all other information required under this Agreement, information sufficiently detailed to enable Lenders to verify the financial elements described in this paragraph.)

Money Markets: One or more wholesale funding markets available to Agent and Lenders, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds and interest rate swaps, or others.

Multiemployer Plan: Means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six (6) years.

Note or Notes: Individually or collectively, as the context shall require, the Facility A Notes and/or the Facility B Notes.

Obligations: The obligations of Borrower to Agent and the Lenders owing under the Loan Documents.

PBGC: Means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

Participant: Has the meaning set forth in Section 9.9(h).

Permitted Liens: Means (a) Liens for unpaid taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (b) Liens set forth on Schedule P-1, (c) the interests of lessors under operating leases and purchase money security interests so long as the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset, (d) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of

Borrower and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (e) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (f) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (g) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower, and (h) Liens of or resulting from any judgment or award that would not cause a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrower is in good faith prosecuting an appeal or proceeding for a review, and in respect of which a stay of execution pending such appeal or proceeding for review has been secured.

Permitted Protest: Means the right of Borrower to protest any Lien (other than any such Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a United States federal tax Lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Agent, (b) any such protest is instituted and diligently prosecuted by Borrower with the appropriate Governmental Authority in good faith (and has not resulted in a final judgment or determination from any such Governmental Authority), and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Lenders’ rights under or in connection with this Agreement.

Person: Any natural person, corporation, limited liability company, partnership (general or limited), limited liability partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

Plan: Means any employee Benefit Plan.

Principal Balance: The aggregate principal balance of the Loans outstanding from time to time hereunder.

Reference Agreement: The California Judicial Reference Agreement of even date herewith between Borrower, Guarantor, Agent and Lenders, as the same may be amended or modified.

Regulation D: Regulation D (or any substitute regulations) of the Board of Governors of the Federal Reserve System (or any successor thereto), together with all amendments from time to time thereto.

Regulatory Change: Any change, after the date of the initial funding of the Note, in United States federal, state or foreign laws, regulations or treaties, or the adoption or making after such date of any interpretations, directives or requests applying to Agent and/or the Lenders of or under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof, including without limitation, for purposes of LIBOR

Rate Advances, any such change which results in an adjustment of the Federal Deposit Insurance Corporation assessment rate or the reserve requirement specified by Regulation D.

Repayment Guaranty: That certain Repayment Guaranty of even date herewith executed by Guarantor in favor of Agent and Lenders.

Reportable Event: Means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of thirty (30) days’ notice to the PBGC is waived under applicable regulations.

Retiree Health Plan: Means an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

Solvent: Means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

Subsidiary: Of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

U.S. Bank: U.S. Bank National Association, a national banking association, in its capacity as a Lender, and not as Agent.

I. LOAN

1.1 Line of Credit Amount.

(a) Subject to the terms, provisions and conditions of this Agreement, each Lender severally, but not jointly, agrees to lend to Borrower, pro rata in accordance with its Commitment Percentage of each Facility, and Borrower agrees to borrow from the Lenders, the proceeds of the Loans applicable to each Facility, from time to time, in accordance with the terms hereof until the Maturity Date. All Advances of Loan proceeds under Facility A shall be evidenced by the Facility A Note and all Advances of Loan proceeds under Facility B shall be evidenced by the Facility B Note. In no event shall the Lenders be obligated hereunder to lend to Borrower more than the Facility A Commitment Amount outstanding at any one time as to Facility A, or the Facility B Commitment Amount outstanding at any one time as to Facility B, or more than Borrower has qualified to receive under the terms of Article III hereof.

(b) Each Facility is a revolving line of credit. Subject to the terms, provisions and conditions of this Agreement, Borrower may borrow, repay and reborrow principal of each Facility so long as the Facility A Committed Amount is never exceeded as to the principal amount outstanding under Facility A and the Facility B Committed Amount is never exceeded as to the principal amount outstanding under Facility B.

(c) Each Advance must be for at least One Million and No/100 Dollars ($1,000,000.00) or for the amount of the remaining available Committed Amount if less.

1.2 Interest.

(a) Absent an Event of Default hereunder, the outstanding Principal Balance owing under the Notes shall bear interest at the Applicable Interest Rate (as defined below). The “Applicable Interest Rate” shall mean (a) the LIBOR Daily Reset Based Rate, as the same may fluctuate from time to time, as to all amounts outstanding on the Loans, other than LIBOR Rate Advances, and (b) the LIBOR Rate as to those portions of the Loans that are LIBOR Rate Advances; provided, however, that the “Applicable Interest Rate” hereunder shall never be less than four percent (4.00%) per annum. Changes in the LIBOR Daily Reset Based Rate shall become effective on the same day as the date of any change in the LIBOR Daily Reset Based Rate, and shall apply to all Advances made hereunder (other than LIBOR Rate Advances), whether such Advances are made prior to, the same day as, or subsequent to any particular change in the LIBOR Daily Reset Based Rate.

(b) Interest accrued during each calendar month shall be payable, as accrued, on the first Business Day of the next calendar month, commencing on the first Business Day of the next calendar month following the calendar month in which the initial Advance of any Loan is made, and all unpaid, accrued interest shall be paid in full at the time all Advances are paid in full. If all unpaid Advances made by Agent and Lenders have not been repaid on or before the Maturity Date, then the entire unpaid balance of all Advances made by Agent and Lenders shall (without notice to or demand upon Borrower) become due and payable on said date, together with all unpaid, accrued interest thereon, and with interest computed from and after that date in accordance with the terms of this Agreement and the Notes, until all Advances are paid in full.

(c) All payments of principal and interest due hereunder must be made without deduction of any present and future taxes, levies, imposts, deductions, charges or withholdings, which amounts must be paid by Borrower. Borrower shall pay the amounts necessary such that the gross amount of the principal and interest received by Agent and Lenders is not less than that required by this Agreement and the Notes. If Borrower is required by law to deduct any such amounts from or in respect of any principal or interest payment hereunder, then (i) the sum payable to Agent and Lenders shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this provision) Agent and Lenders receive an amount equal to the sum they would have received had no deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Borrower shall pay all stamp and documentary taxes. If, notwithstanding the foregoing, Agent or Lenders pay such taxes, Borrower shall reimburse Agent and Lenders for the amount paid. Borrower shall furnish Agent official tax receipts or other evidence of payment of all taxes.

(d) Throughout the term of the Loans, interest will be calculated on the basis of a 360 day year and shall be computed for the actual number of days elapsed in the period for which interest is charged. If any payment of interest to be made by Borrower hereunder becomes due on a day which is not a Business Day, such payment must be made on the next succeeding Business Day.

(e) Absent manifest error, Agent’s records as to the amounts of principal, interest and other sums owing hereunder shall be conclusive and binding.

1.3 LIBOR Rate Option. If no Event of Default, or event which, with notice or lapse of time or both, could become an Event of Default, has occurred and is continuing under any Loan Document, Borrower may from time to time elect, by a LIBOR Rate Notice, to pay interest on the LIBOR Rate Advance described in said LIBOR Rate Notice at a LIBOR Rate during the LIBOR Rate Period specified in said LIBOR Rate Notice. Agent shall notify Borrower of the LIBOR Rate applicable to any LIBOR Rate Period promptly after the same is determined by Agent, which determination, in the absence of manifest error, shall be final, conclusive and binding on Borrower. From and after the end of each LIBOR Rate Period, if Borrower does not timely select another interest rate option at least two Business Days before the end of the LIBOR Rate Period for a LIBOR Rate Advance, Agent may at any time after the end of the LIBOR Rate Period convert the LIBOR Rate Advance to a LIBOR Daily Reset Rate Advance accruing interest at the LIBOR Daily Reset Based Rate, but until such conversion, such LIBOR Rate Advance shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Rate Advance prior to the end of the LIBOR Rate Period, unless and until Borrower has again properly elected, by a LIBOR Rate Notice, to pay interest thereon at a LIBOR Rate pursuant to this Agreement. Notwithstanding the foregoing, no more than five (5) LIBOR Rate Advances may be outstanding at any time. Borrower shall pay Agent (for its own account) an administration fee of $250.00 with respect to each election of a LIBOR Rate for a LIBOR Rate Period as to any LIBOR Rate Advances.

1.4 Maturity Date. All principal owing on the Loans (including all sums owing under Facility A and Facility B), and all accrued interest and other sums owing under the Loan Documents not otherwise paid when due, shall be due and payable in full on the Maturity Date.

1.5 Prepayment, Voluntary Termination or Reduction of Committed Amount. Borrower may at any time, upon notice to the Agent, prepay, in full or in part, principal advanced hereunder and accrued interest thereon, terminate the Loans or permanently reduce the Committed Amount of either Facility; provided that (a) any such notice shall be received by the Agent not later than 10:00 o’clock a.m. (California time) on a Business Day at least three (3)

Business Days’ prior to the date of prepayment, termination or reduction, (b) any such partial reduction, with respect to a termination or reduction, shall be in an integral multiple of $1,000,000 and in an amount not less than $5,000,000, and (c) Borrower shall not terminate or reduce the Committed Amount of either Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the outstanding amounts due under such Facility would exceed the Committed Amount for such Facility unless accompanied by a repayment of all obligations under the Loan Documents. If Borrower prepays or terminates all or any portion of the Commitments, and any payment is received in connection therewith, Borrower shall also pay to Agent and Lenders any and all sums necessary to compensate Agent and Lenders for all costs, expenses, claims, penalties and liabilities incurred by Agent and Lenders by virtue of the prepayment, termination or reduction, or Agent’s and/or Lenders’ inability to repay or prepay funds borrowed by Agent and/or Lenders in the London interbank market to advance to Borrower or to make a LIBOR Rate available to Borrower, including, without limitation, the Interest Differential. In addition to the foregoing, any prepayment, termination or reduction hereunder shall be subject to the provisions of Section 1.10.

Borrower may, at any time, elect to terminate the Committed Amount of either Facility and all of its rights under this Agreement by (1) giving written notice to the Agent of its intent to do so, (2) paying in full all of the outstanding indebtedness owed under this Agreement and the applicable Notes for such Facility, and (3) performing all of its other then current or outstanding obligations thereunder. Within ten (10) days after receipt of such notice, the Agent, on behalf of the Lenders, shall give written notice to Borrower, stating either that it concurs that all such indebtedness have been paid in full and performed or specifying in detail the outstanding indebtedness. At such time Borrower has paid in full all such indebtedness and performed all outstanding obligations, the Agent shall, within ten (10) days thereafter, provide written notice to Borrower that the Committed Amount for such Facility has been terminated.

1.6 Regulatory Costs. Notwithstanding any other provision herein, if any Regulatory Change shall change the basis of taxation of payments to Agent and the Lenders of the principal of or interest on any LIBOR Rate Advance or any other fees or amounts payable hereunder (other than taxes imposed on the overall net income of Agent and the Lenders by the jurisdiction in which Agent and the Lenders have their principal offices or by any political subdivision or taxing authority therein), or shall subject Agent and/or the Lenders to any new or additional charge, fee, withholding or tax of any kind with respect to the Loans hereunder or changes the method of taxation of the Loans or impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit or loan commitments extended by, Agent and/or the Lenders or shall impose on Agent and/or the Lenders or the London interbank market any other condition affecting this Agreement, the Notes or the LIBOR Rate Advances made by Agent and/or the Lenders, and the result of any of the foregoing shall be to increase the cost to Agent and/or the Lenders of making or maintaining any LIBOR Rate Advance or to reduce the amount of any sum received or receivable by Agent and/or the Lenders hereunder (whether of principal, interest or otherwise) in respect thereof, by an amount deemed by Agent and/or the Lenders to be material, then Borrower shall pay to Agent and the Lenders, upon demand, such additional amount or amounts as will compensate Agent and the Lenders for such additional costs or reduction, including lost income resulting therefrom as reasonably determined by Agent and the Lenders. A statement from Agent setting forth such amount or amounts as shall be necessary to so compensate Agent and the Lenders shall be delivered to Borrower and shall, in the absence of manifest error, be conclusive and binding upon Borrower. Borrower shall pay Agent (for the benefit of Agent and the Lenders) the amount shown as due on any such statement within ten (10) days after its receipt of the same. Failure on the part of Agent to demand compensation for any increased costs, lost income or reduction in amounts received or receivable shall not constitute a waiver of Agent’s rights to demand compensation for any increased costs or reduction in amounts received or receivable. The protection under this Section shall be available to Agent and the Lenders regardless of any possible contention of the invalidity or inapplicability of any law, regulation or directive which shall give rise to any demand by Agent.

1.7 Inability to Determine LIBOR. In the event that on the date for determining LIBOR in respect of the LIBOR Rate Period for any LIBOR Rate Advance, Agent shall determine (which determination shall be conclusive in the absence of manifest error) that, by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining LIBOR for such LIBOR Rate Period, Agent shall promptly give to Borrower notice (confirmed as soon as practicable in writing) of the nature and effect of such circumstances, and the LIBOR Rate Advance in question shall bear interest, or continue to bear interest, as the case may be, at the LIBOR Daily Reset Based Rate. If at any time subsequent to Agent’s giving of such notice, Agent determines that because of a change in circumstances the LIBOR Rate is again available to Borrower, Agent shall so notify Borrower and shall convert the rate of interest payable with respect to such portion of the Principal Balance from the LIBOR Daily Reset Based Rate to the LIBOR Rate. Nothing in this Section shall affect the LIBOR Rate then in effect on any LIBOR Rate Advance outstanding at the time of receipt by Borrower of such notice until the expiration of the LIBOR Rate Period in effect with respect to such LIBOR Rate Advance at such time.

1.8 Illegality. Notwithstanding anything to the contrary herein contained, if any Regulatory Change shall make it unlawful for Agent and/or the Lenders to make or maintain any LIBOR Rate Advance or to give effect to its obligations as contemplated hereby, then, by written notice to Borrower, Agent may:

(a) declare that LIBOR Rate Advances will not thereafter be made hereunder, in which event Borrower shall be prohibited from requesting LIBOR Rate Advances from Agent, and Agent shall not be required to make LIBOR Rate Advances to Borrower, hereunder unless such declaration is subsequently withdrawn; and

(b) require, but only to the extent the Regulatory Change affects outstanding LIBOR Rate Advances, that all outstanding LIBOR Rate Advances made by Agent and/or the Lenders be added to, and become a part of, the LIBOR Daily Reset Rate Advances hereunder, in which event all such LIBOR Rate Advances shall automatically be added to, and become a part of, the LIBOR Daily Reset Rate Advances (for the same Facility, as applicable) as of the effective date of such notice as is hereinafter provided for (notwithstanding any provisions of the Notes or this Agreement to the contrary), and interest shall accrue thereon, from and after said date, at the LIBOR Daily Reset Based Rate or the Default Rate, whichever is then applicable. For purposes of this Section, a notice to Borrower by Agent shall be effective, if lawful, on the date of receipt by Borrower.

1.9 Capital Adequacy. Borrower shall also pay to Agent and the Lenders from time to time on demand such amounts as Agent may determine to be necessary to compensate Agent and the Lenders for any costs which Agent determines are attributable to its extension of credit hereunder in respect of any amount of capital maintained by Agent and/or the Lenders or any of its affiliates pursuant to any law, guideline or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority enacted, whether proposed on the date of this Agreement or enacted, promulgated or issued after the date of this Agreement, but only to the extent that such costs are charged generally by Agent and/or the Lenders to similarly situated borrowers in similar loan transactions. Without limiting the foregoing, such compensation shall include an amount equal to any reduction in return on assets or return on equity to a level below that which Agent and the Lenders could have achieved absent their extension of credit hereunder and but for such law, regulation, interpretation, directive or request. Agent will notify Borrower as promptly as practicable after it determines to demand such compensation.

1.10 Indemnification of Agent and the Lenders. Except for a failure caused by Agent’s default, Borrower shall indemnify Agent and Lenders against any loss or expense that Agent and/or Lenders may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any LIBOR Rate Advance) as a consequence of (a) any failure of the Borrower to make any payment when due of any amount due under the Loan Documents, (b) any failure of the Borrower to borrow, continue or convert a LIBOR Rate Advance on a date specified therefor in a notice thereof, (c) any failure to fulfill on the scheduled commencement date of any LIBOR Rate Period hereunder the applicable conditions set forth herein as prerequisites to an Advance that is to be a LIBOR Rate Advance or to the election of a LIBOR Rate Advance at a LIBOR Rate, (d) any failure to borrow hereunder after a LIBOR Rate Notice has been given, (e) any payment or prepayment permitted or mandated hereunder of a LIBOR Rate Advance on a date other than the last day of the relevant LIBOR Rate Period, including without limitation upon acceleration following an Event of Default, or (f) the occurrence of any Event of Default, including but not limited to any loss or expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain a LIBOR Rate Advance. Without limiting the foregoing, such loss or expense shall conclusively be deemed to include the Interest Differential. Because of the short-term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. Any prepayment of an Advance bearing interest at the LIBOR Rate shall be in an amount equal to the remaining entire principal balance of such Advance. Agent shall provide to Borrower a statement, signed by an officer of Agent, explaining any such loss or expense and the Interest Differential, and setting forth, if applicable, the computations used to determine such loss or expense and the Interest Differential, which shall be conclusive and binding on Borrower, absent manifest error. All such loss, expense and Interest Differential shall be payable by Borrower to Agent within five (5) days of demand by Agent.

Borrower acknowledges that payment or prepayment of any LIBOR Rate Advance on a date other than the last day of an applicable LIBOR Rate Period shall result in Agent and Lenders incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities, and any such payment or prepayment therefore must include the Interest Differential and other sums set forth above. Borrower hereby expressly (a) waives any rights it may have under California Civil Code Section 2954.10 to prepay any LIBOR Rate Advance without penalty, upon acceleration of the maturity of the Loans, and (b) agrees that if a prepayment of any LIBOR Rate Advance is made, following any acceleration of the maturity of the Loans by the Agent on account of any transfer or disposition as prohibited or restricted by this Agreement, then Borrower shall be obligated to pay, concurrently therewith, as a prepayment premium, the applicable Interest Differential and other sums specified above. By initialing this provision in the space provided below, Borrower hereby declares that the Agent and Lenders’ agreement to make the subject Loans at the interest rate and for the term set forth in this Agreement constitutes adequate consideration, given individual weight by Borrower, for this waiver and agreement.

BORROWER’S INITIALS:

1.11 Default Rate. If an Event of Default shall occur under any Note, this Agreement or under any of the other Loan Documents, or the entire Principal Balance, all interest accrued thereon, and all other amounts payable under the Loans have not been repaid on or before the Maturity Date, then the entire Principal Balance shall (without notice to or demand upon Borrower) become due and payable on said date, together with all unpaid, accrued interest thereon and all other amounts payable under the Loans, and with interest computed on all such sums from and after that date at a rate which is five percent (5.0%) per annum in excess of the rate(s) of interest then accruing on the Principal Balance, or at the maximum lawful rate of interest which may be charged thereon by Agent, if any, whichever is less (hereinafter called “Default Rate”), until all such amounts are paid in full, unless such Event of Default is waived by Agent and Lenders.

1.12 Late Payment Charge. In the event that any required payment of principal and/or interest hereunder is not made within 10 days after the due date thereof, Borrower shall pay to Agent, for the benefit of Lenders, a late payment charge equal to five percent (5.0%) of the amount of the overdue payment, for the purpose of reimbursing Agent and Lenders for a portion of the expense incident to handling the overdue payment.

1.13 Effective Rate. Borrower, Agent and the Lenders agree that no payment of interest or other consideration made or agreed to be made by Borrower to Agent and/or the Lenders pursuant to this Agreement, the Notes or any other instrument referring to or securing the Loans shall, at any time, be deemed to have been computed at an interest rate in excess of the maximum rate of interest permissible by law, if any. In the event such payments of interest or other consideration provided for in this Agreement, the Notes or any other instrument referring to or securing the Loans shall result in payment of an effective rate of interest which, for any period of time, is in excess of the limit of the usury law or any other law applicable to the Loans evidenced by the Notes, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party or parties hereto, be applied to the Principal Balance immediately upon receipt of such monies by Agent with the same force and effect as though Borrower had specifically designated, and Agent had agreed to accept, such extra payments as a principal payment, without premium or penalty. If principal has been fully paid, any such excess amount shall be refunded to Borrower. This provision shall control over every other obligation of Borrower, Agent and the Lenders hereunder and under the Notes.

1.14 Application of Payments. Unless Agent otherwise consents in writing, all proceeds and payments made and received under each Note shall be applied in the manner set forth in Section 9.5(b); provided, that if an Event of Default exists, with the written consent of all Lenders, Agent may apply any payments and proceeds received to the obligations owing under the Loan Documents in such order and manner as Agent, with the consent of all Lenders, may elect (and if such consent is not forthcoming, in the order and manner set forth in Section 9.5(b)).

1.15 Fees.

(a) Loan Fees. On the date hereof and on or before the dates set forth therein, Borrower shall pay U.S. Bank all fees, costs and expenses referenced in the Fee Letter. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, all fees, costs and expenses payable to U.S. Bank under the Fee Letter shall be solely for the account of U.S. Bank, and need not be shared with any other Lender (except only, if at all, as set forth in a separate letter agreement between U.S. Bank and such other Lender).

(b) Quarterly Unused Fee. In addition to the payments provided for in Section 1.15(a) hereof, (i) with respect to Facility A, Borrower shall pay to Agent, for the account of each Lender in accordance with each Lender’s Facility A Commitment Percentage, an unused commitment fee on the average daily amount of the Facility A Committed Amount which was unused during the immediately preceding calendar quarter calculated on the basis of actual days elapsed in a year consisting of three hundred and sixty (360) days at a rate of (A) twenty-five (25) basis points (0.25%) per annum if the average daily amount of Facility A was then more than fifty percent (50%) outstanding during such prior quarter, and (B) fifty (50) basis points (0.50%) per annum if the average daily amount of Facility A was then less than or equal to fifty percent (50%) outstanding during such prior quarter, in each case payable in arrears on the date that is ten (10) Business Days after the last day of each calendar quarter for the preceding calendar quarter (with the first payment being due on the date that is ten (10) Business Days after September 30, 2010, for the period commencing on the Closing Date and ending on September 30, 2010); and (ii) with respect to Facility B, Borrower shall pay to Agent, for the account of each Lender in accordance with each Lender’s Facility B Commitment Percentage, an unused commitment fee on the average daily amount of the Facility B Committed Amount which was unused during the immediately preceding calendar quarter calculated on the basis of actual days elapsed in a year consisting of three hundred and sixty (360) days at a rate of (A) twenty-five (25) basis points (0.25%) per annum if the average daily amount of Facility B was then more than fifty percent (50%) outstanding during such prior quarter, and (B) fifty (50) basis points (0.50%) per annum if the average daily amount of Facility B was then less than or equal to fifty percent (50%) outstanding during such prior quarter, in each case payable in arrears on the date that is ten (10) Business Days after the last day of each calendar quarter for the preceding calendar quarter (with the first payment being due on the date that is ten (10) Business Days after September 30, 2010, for the period commencing on the Closing Date and ending on September 30, 2010).

1.16 No Waiver by Agent. Agent shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by Agent. All rights and remedies of Agent under the terms of this

Agreement, the Notes, or any of the other Loan Documents, and under any statutes or rules of law shall be cumulative and may be exercised successively or concurrently. Any provision of this Agreement and the Notes which may be unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provision hereof.

II. CONDITIONS OF BORROWING

Neither Agent nor the Lenders shall be required to make any Advances hereunder until the closing requirements, conditions and other requirements set forth below and in Article III have been completed and fulfilled to the satisfaction of Agent, at Borrower’s sole cost and expense. It is agreed, however, that Agent and the Lenders may, in their discretion, make Advances prior to completion and fulfillment of any or all of such closing requirements, conditions and requirements, without waiving its right to require such completion and fulfillment before any additional Advances are made.

2.1 Conditions to Closing.

(a) Agent shall have received a copy of Borrower’s and Guarantor’s Governing Documents (certified by the Chief Financial Officer as being true, correct, complete, unamended and in full force and effect), together with evidence, satisfactory to Agent, that Borrower has complied with all other filing requirements and fictitious name requirements, if any, necessary to permit Borrower to do business in California, and evidence, satisfactory to Agent, that Borrower has complied with the above-mentioned documents in executing the Loan Documents.

(b) Borrower Authorization Documents. Agent shall have received certificates from Borrower and Guarantor acceptable to the Agent certifying the due authorization of the execution, delivery and performance of all documents contemplated by this Agreement to be executed by Borrower and Guarantor, identifying all authorized officers, and as to such related matters as the Agent may require.

(c) Financial Statements. The most current available financial statements of Borrower and Guarantor, as well as financial statements of each of said parties for each of the three (3) full calendar years immediately preceding the time period covered by said current financial statements, together with copies of all federal income tax returns (with all supporting schedules) of each of said parties for the three (3) most recent calendar years, all signed and certified as true, correct and complete by the party to which they apply. If any such party is not an individual person, said financial statements must also be certified by an independent certified public accountant of recognized standing acceptable to Agent.

(d) Other Documents. Other agreements, documents and exhibits, without limitation, which may be required, in Agent’s reasonable judgment, to assure compliance with the requirements of this Agreement.

2.2 Notice. Each Advance under Facility A and Facility B shall be made upon the irrevocable written notice (“Advance Notice”) of Borrower (including notice via facsimile confirmed by a mailed copy) as follows:

(a) Each Advance Notice shall contain a certification from Borrower that (A) no Event of Default, after giving effect to the requested borrowing, will exist, (B) which Facility the Advance is to be made under, (C) the aggregate outstanding balance under the applicable Facility after giving effect to the requested borrowing will not exceed the applicable Committed Amount for such Facility and setting forth the basis for such calculation, and (D) the proceeds from the requested borrowing will be used only for purposes permitted under this Agreement.

(b) Each Advance Notice that is a LIBOR Rate Notice shall be submitted to and received by Agent prior to 10:00 a.m. (California time) at least two (2) Business Days prior to the specified borrowing date. Provided that all conditions to disbursements set forth herein are satisfied, Agent shall use reasonable efforts to make any requested disbursement within two (2) Business Days after receiving the LIBOR Rate Notice.

2.3 Loan Documents. On or before the date of closing of the Loans, Borrower shall execute and deliver (or cause to be executed and delivered) to Agent the following documents in form and substance acceptable to Agent and to its counsel, to evidence and secure the Loans:

(a) The Facility A Notes and the Facility B Notes for each Lender in an amount equal to such Lender’s Commitment for each such Facility.

(b) The Repayment Guaranty.

(c) This Agreement.

(d) The Reference Agreement.

(e) All other Loan Documents.

(f) Such other documents as Agent may reasonably require to evidence the Loans.

2.4 Legal Opinions.

(a) Borrower’s Counsel. Prior to closing, Borrower shall deliver to Agent a favorable written opinion of legal counsel to Borrower satisfactory to the Agent as to the enforceability of the Loan Documents and the matters covered by the representations and warranties of Borrower and such other matters as the Agent may require.

(b) Guarantor Counsel. Prior to closing, Borrower shall deliver to Agent a favorable written opinion of legal counsel to Guarantor satisfactory to the Agent as to the enforceability of the Guaranty and the matters covered by the representations and warranties of Guarantor set forth in the Repayment Guaranty, and such other matters as the Agent may require.

2.5 Fees. Prior to closing, Borrower shall have paid to U.S. Bank each of the fees specified in the Fee Letter Agreement.

2.6 Borrower’s Deposit Account. Prior to closing, such documents as the Agent shall require to establish the Borrower’s Deposit Account with the Agent.

III. ADVANCES OF LOAN PROCEEDS

3.1 General. Subject to the terms and conditions set forth in this Agreement, each Lender shall, during the Availability Period, pro rata according to such Lender’s Commitment Percentage of the Committed Amount for each Facility, make Advances to Borrower in such amounts as Borrower may request in accordance with the terms of this Agreement. All monies advanced by Agent and the Lenders (including amounts payable to Agent and the Lenders and advanced by Agent and the Lenders to themselves pursuant to the terms hereof) shall constitute loans made to Borrower under this Agreement, evidenced by the Notes and this Agreement and the other Loan Documents, and interest shall be computed thereon, as prescribed by this Agreement and the Notes, from the date Borrower’s Deposit Account is charged with the amount of the Advance.

No Advance shall constitute a waiver of any condition precedent to the obligation of the Lenders to make any further Advance or preclude Agent from thereafter declaring the failure of Borrower to satisfy any such condition precedent to be an Event of Default. All conditions precedent to the obligation of the Lenders to make any Advance are imposed hereby solely for the benefit of Agent and the Lenders, and no other party may require satisfaction of any such condition precedent or shall be entitled to assume that Agent and the Lenders will make or refuse to make any Advance in the absence of strict compliance with such condition precedent.

Provided all conditions precedent set forth herein have been satisfied (or waived), Agent (on behalf of Lenders) may, at Agent’s option, without any obligation to do so, advance to Agent and/or Lenders from the proceeds of the Loans to pay fees, attorneys’ fees, and other fees, administrative fees and expenses and all other out-of-pocket expenses incurred by Agent in connection with this Agreement and with the Loans.

In no event shall Agent and Lenders have any obligation to make any Advance with respect to either Facility if the requested Advance, plus the sum of all the previous Advances then outstanding for such Facility, would exceed the Committed Amount for such Facility. In the event that, at any time, the outstanding principal amount owing under either Facility exceeds the Commitment Amount for such Facility, Borrower shall, within three (3) Business Days of demand by Agent, pay down the outstanding principal amount of such Facility so that the outstanding principal amount owing under such Facility does not any longer exceed the Commitment Amount for such Facility (as such Commitment Amount may be reduced from time to time hereunder).

In no event shall Borrower use any Advances for ground up construction.

3.2 Additional Conditions to Each Disbursement. In addition to all other conditions and requirements set forth in this Agreement and any of the other Loan Documents, Agent may require that each of the following conditions be satisfied with respect to each disbursement of Loan proceeds:

(a) As of the date of each disbursement, no suit or proceeding at law or in equity, and no investigation or proceeding of any governmental body, has been instituted or, to the knowledge of Borrower, has been threatened, which in either case would substantially, negatively affect the condition or business operations of Borrower or Guarantor.

(b) As of the date of each disbursement, no default or Event of Default under this Agreement or under any of the other Loan Documents shall have occurred and be continuing, and no event shall have occurred which, upon the service of notice and/or the lapse of time, would constitute an Event of Default thereunder.

(c) As of the date of each disbursement, the representations and warranties set forth in Article IV of this Agreement shall each be true and correct.

3.3 Additional Conditions And Repayment Terms With Respect To Facility A Advances. In addition to all other conditions and requirements set forth in this Agreement and any of the other Loan Documents (including without limitation those set forth in Article II and Article III above), the following additional terms and conditions shall apply with respect to any Advances to be made under Facility A:

(a) unless all Lenders otherwise approve in writing, a maximum of Twenty-five Million Dollars ($25,000,000.00) shall be available for any individual Advance, real property acquisition or transaction;

(b) Advances may be made only to acquire commercial real estate assets (which for purposes of this Agreement shall be deemed to include multi-family apartment properties, condominium projects, and town house projects; but not housing tracts) located within the United States of America;

(c) no Advances will be available for the acquisition, financing or refinancing of any hotel assets or land (developed or undeveloped) entitled for hotel projects;

(d) any Advances with respect to multi-family properties shall be limited to eighty percent (80%) of the initial acquisition price in the aggregate;

(e) any Advances for office properties shall be limited to seventy-five percent (75%) of the initial acquisition price in the aggregate;

(f) any Advances for the acquisition or refinancing of any land (excluding land entitled for hotels which shall not be permitted) shall be limited to forty percent (40%) of the initial acquisition price of such land in the aggregate; and

(g) each request by Borrower for an Advance to acquire or finance or refinance any real property asset shall be accompanied by a due diligence package acceptable to

Agent at its sole discretion, to include, but not be limited to, the purchase and sale agreement, closing statement, evidence of clear and unencumbered title to the asset, property overview, operating statement and rent roll.

Any request for an Advance under Facility A pertaining to an asset outside of the parameters specified above will require the written approval of all Lenders.

Principal outstanding under Facility A shall be repaid on the earliest of:

(a) upon the closing of any sale, finance or refinance of any property purchased with Facility A Advances in an amount equal to such Advances;

(b) twenty-four (24) months after the date of each Advance made by Lenders (in the amount of such Advances made by such Lenders); or

(c) the Maturity Date.

3.4 Additional Conditions And Repayment Terms With Respect To Facility B Advances. In addition to all other conditions and requirements set forth in this agreement and any of the other Loan Documents (including without limitation those set forth in Article II and Article III above), the following additional conditions and terms shall apply with respect to any Advances to be made under Facility B:

(a) Borrower may request and use Advances under Facility B only for general business purposes, including working capital needs, equity investments (only in projects of the type permitted in Section 3.3 above), and closing costs (only in connection with the acquisition of properties of the type permitted under Section 3.3 above);

(b) in no event may any Advances under Facility B be used with respect to any types of properties or assets as to which Advances under Facility A in accordance with Section 3.3 above are not permitted.

Without notice, Borrower shall repay the entire principal balance of Facility B at least once each twelve (12) month period and shall maintain such Facility B at zero (0) balance (zero (0) amount outstanding) for at least thirty (30) consecutive calendar days thereafter. Any amounts which remain outstanding under Facility B on the Maturity Date shall be due and payable in full on the Maturity Date.

IV. REPRESENTATIONS AND WARRANTIES OF BORROWER

In order to induce Lenders to enter into this Agreement, Borrower makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and as of the Closing Date, and as of the date of the making of each Advance, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 No Encumbrances. Borrower has good and indefeasible title to or leasehold interest in, as the case may be, its assets, free and clear of Liens except for Permitted Liens and Liens permitted under Section 6.2.

4.2 Equipment. All of the Equipment is used or held for use in Borrower’s business and is fit for such purposes.

4.3 No Breach of Applicable Agreements or Laws. The consummation of the transactions contemplated hereby and the execution, delivery and/or performance of this Agreement and the other Loan Documents will not result in any breach of or constitute a default under any mortgage, deed of trust, lease, bank loan, credit agreement, or other instrument or violate any Governmental Requirements, to which Borrower or any Guarantor is a party, or by which Borrower or any Guarantor may be bound or affected.

4.4 Schedule of Indebtedness. The Schedule of Indebtedness attached hereto as Schedule 4.4 contains a true, correct, and complete listing of Borrower’s unsecured indebtedness and guarantees of unsecured indebtedness, including all secured indebtedness and all guaranties of secured indebtedness for which the amount of the debt exceeds the fair market value of the security property (i.e., partially secured indebtedness and guarantees of partially secured indebtedness).

4.5 Location of Chief Executive Office; FEIN. The chief executive office of Borrower is located at the address indicated in Section 8.5 and Borrower’s FEIN is 95-4364537.

4.6 Due Organization and Qualification; Subsidiaries.

(a) Borrower is duly organized and existing and in good standing under the laws of Delaware and is qualified and licensed to do business in, and in good standing in, California and all other states where such qualification and licensing is required and/or where the failure to be so qualified or licensed reasonably could be expected to cause a Material Adverse Change.

(b) Set forth on Schedule 4.6, is a complete and accurate list of Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation or formation; (ii) the number of shares of each class of common and preferred stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital stock or other capital ownership interest of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(c) Except as set forth on Schedule 4.6, no capital stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital stock) of any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

4.7 Due Authorization; No Conflict.

(a) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

(b) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations T, U, and X of the Federal Reserve Board) applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower.

(c) Except as set forth on Schedule 4.7, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

(d) This Agreement and the Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

4.8 Litigation. There are no actions or proceedings pending by or against Borrower or its directors, officers, or senior executives before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower, any of its partners or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on Schedule 4.8; and (c) matters arising after the date hereof that, if decided adversely to Borrower, would not cause a Material Adverse Change.

4.9 No Material Adverse Change. All financial statements relating to Borrower and Guarantor that have been delivered by Borrower and Guarantor to Lenders have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Borrower’s and Guarantor’s financial condition as of the date thereof and Borrower’s and Guarantor’s results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower or Guarantor since the date of the latest financial statements submitted to Lenders on or before the Closing Date.

4.10 Solvency. Borrower and Guarantor are Solvent. No transfer of property is being made by Borrower or Guarantor and no obligation is being incurred by Borrower or Guarantor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or Guarantor.

4.11 Employee Benefits. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 4.11. Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the Code with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement. None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the Code.

4.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under the Loan Documents.

4.13 Governmental Regulations. Borrower is not subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Public Utility Holding Company Act of 1935, the Interstate Commerce Act or any federal or state statute or regulation limiting its ability to incur indebtedness for money borrowed.

4.14 Brokers. There are no brokerage commissions or finders’ fees due or claimed by any party to be due in connection with or with respect to the transactions contemplated hereby.

4.15 Hazardous Substances. Neither Borrower nor Guarantor (a) has received any notice or other communication or otherwise learned of any environmental liability for which it would have responsibility that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability, financial or otherwise, of Borrower or Guarantor to perform its obligations hereunder and under the other Loan Documents, arising in connection with (i) any non-compliance with or violation of the requirements of any law relating to the environment, or any permit issued under any law relating to the environment, or (ii) the release or threatened release of any Hazardous Material into the environment, and (b) has, to its actual knowledge, any liability in connection with a release or threatened release of any Hazardous Material into the environment that would reasonably be expected to have, individually or in the aggregate, such a material adverse effect.

THE WARRANTIES AND REPRESENTATIONS IN THIS ARTICLE IV, AND ANY ADDITIONAL WARRANTIES AND REPRESENTATIONS CONTAINED HEREIN AND IN THE OTHER LOAN DOCUMENTS, SHALL BE DEEMED TO HAVE BEEN RENEWED AND RESTATED BY BORROWER AT THE TIME OF EACH REQUEST BY BORROWER FOR AN ADVANCE OF LOAN PROCEEDS.

V. AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower shall do all of the following:

5.1 Accounting System. Maintain a standard and modern system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and maintain records pertaining to the assets of Borrower and its Subsidiaries that contain information as from time to time may be requested by Lenders. Borrower also shall keep a modern asset reporting system that shows all purchases, additions, sales, and dispositions of Borrower’s assets.

5.2 Financial Covenants. Borrower (and its Subsidiaries, on a consolidated basis) shall at all times maintain the following financial covenants:

(a) Minimum Rent Adjusted Fixed Charge Coverage Ratio. A Minimum Rent Adjusted Fixed Charge Coverage Ratio of not less than 1.75:1, measured on a four (4) quarter rolling average basis;

(b) Minimum Liquidity. The Borrower shall maintain unrestricted cash, cash equivalents and publically traded marketable securities in the aggregate amount of at least Thirty Million Dollars ($30,000,000), tested quarterly;

(c) Maximum Balance Sheet Leverage. Maximum Balance Sheet Leverage not greater than 1.50:1, measured at the end of each calendar quarter; and

(d) Minimum Net Worth. As determined in accordance with GAAP, Effective Tangible Net Worth equal to or greater than Two Hundred Million Dollars ($200,000,000), measured at the end of each calendar quarter.

5.3 Financial Statements, Reports, Certificates. Deliver or cause to be delivered to Lenders: (a) as soon as available, but in any event within ninety (90) days after the end of each calendar year, consolidated financial statements including a balance sheet, income statement, and statement of cash flow of Borrower and its Subsidiaries during such period, prepared and audited by a certified public accounting firm whose identity is approved in advance by Lenders; (b) as soon as available, but in any event within ninety (90) days after the end of each calendar quarter, consolidated financial statements of Borrower and its Subsidiaries, prepared by Borrower or by a certified public accountant firm whose identity is approved in advance by Lenders; (c) as soon as available, but in any event within sixty (60) days following the commencement of each calendar year, an annual financial projection for such calendar year, including a balance sheet, income statement, and statement of cash flow of Borrower and its Subsidiaries during such period, prepared by Borrower or by a certified public accounting firm whose identity is approved in advance by Lenders; and (d) such additional financial information as Lenders may reasonably request. Each of the items in subsections (a) through (d), inclusive, above shall be accompanied by a certificate, without any qualifications, by such accountants or by Borrower (as applicable to the each document) to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Lenders stating that such accountants do not have knowledge of the existence of any Event of Default or event that with notice and/or the passage of time would become an Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants’ letter to management. In addition to the financial statements referred to above, Borrower agrees to deliver to Lenders, within the specified time periods, financial statements prepared on a consolidated basis so as to present Borrower and each of Borrower’s Subsidiaries on a consolidated basis, and each such related entity separately. Each quarter, together with the financial statements provided pursuant to this Section 5.3, Borrower shall deliver to Lenders a Compliance Certificate signed by its chief financial officer to the effect that: (i) all financial statements delivered or caused to be delivered to Lenders hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the financial condition of Borrower, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) Borrower is in compliance at the end of such period with the applicable financial covenants contained in Section 5.2 (and demonstrating such compliance in reasonable detail), and (iv) on the date of delivery of such certificate to Lenders there does not exist any condition or event that constitutes an Event of Default, or with notice and/or the passage of time would constitute an Event of Default (or, in the case of clauses (i), (ii), or (iii), to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Lenders and to release to Lenders whatever financial information concerning Borrower that Lenders may request. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Lenders, at Borrower’s expense, copies of Borrower’s financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Lenders any information they may at any time have regarding Borrower’s business affairs and financial conditions.

5.4 Chairman; CEO. William McMorrow shall at all times remain the Chairman of the Board and Chief Executive Officer of Borrower.

5.5 Title to Equipment. Upon Lenders’ request, Borrower immediately shall deliver to Lenders, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

5.6 Maintenance of Equipment. Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved.

5.7 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against, Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Lenders, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lenders with proof satisfactory to Lenders indicating that Borrower has made such payments or deposits.

5.8 Insurance.

(a)(i) At its expense, keep the assets of Borrower and its Subsidiaries insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. (ii) Borrower also shall maintain business interruption, and product liability insurance relating to Borrower’s ownership and use of such assets, as well as insurance against larceny, embezzlement, and criminal misappropriation. (iii) Borrower shall also maintain commercial general liability insurance with minimum limits of Ten Million Dollars ($10,000,000) per occurrence and in the aggregate.

(b) All such policies of insurance shall be in such form, with such companies, with such deductibles or retention amounts, and such endorsements, and in such amounts, as may be reasonably satisfactory to Agent. All insurance required herein shall be written by companies which are acceptable to Agent. Borrower shall deliver to Agent certified copies of such policies of insurance, and all renewals and replacements thereof, and evidence of the payment of all premiums therefor.

5.9 No Setoffs or Counterclaims. Make payments hereunder and under the other Loan Documents by or on behalf of Borrower without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

5.10 Dispositions at Fair Market Consideration. Sell or otherwise dispose of property of the Borrower only for fair market consideration.

5.11 Compliance with Laws. Substantially comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to cause a Material Adverse Change.

5.12 Employee Benefits.

(a) Deliver to Lenders: (i) promptly, and in any event within ten (10) Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within three (3) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within three (3) Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

(b) Cause to be delivered to Lenders, upon any Lender’s request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three (3) most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three (3) plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

5.13 Compliance with Leases. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower’s properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Lenders shall be entitled, in their discretion, to reserve an amount equal to such unpaid amounts against Facility A or Facility B.

5.14 Paying Costs of Loans. Borrower shall pay all costs and expenses of Agent (and, following the occurrence of an Event of Default, the Lenders) and Borrower in connection with the preparation and review of the Loan Documents and the making, closing, administration and repayment of the Loans. Without limiting the foregoing, Borrower shall pay all reasonable fees, charges and disbursements of outside counsel for Agent (determined on the basis of such counsel’s generally applicable rates, which may be higher than the rates such counsel charges Agent in certain matters) and/or the allocated costs of in-house counsel incurred from time to time. Such costs and expenses shall be so paid by Borrower whether or not the Loans are fully advanced or disbursed.

5.15 Using Loan Proceeds. Borrower shall use the Loan proceeds solely for the purposes described in this Agreement.

VI. NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following:

6.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement;

(b) Indebtedness set forth on Schedule 4.4;

(c) Indebtedness fully secured by Permitted Liens or, subject to each Lender’s receipt of five (5) days prior written notice (which may be in the form of electronic mail) from Borrower, by Liens described in Section 6.2(ii);

(d) refinancings, renewals, or extensions of Indebtedness permitted under clause (b) of this Section 6.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) to the extent that the Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Lenders as those applicable to the refinanced Indebtedness, (iii) if and to the extent any such refinancings, renewals or extensions are for assets acquired, sold, refinanced, or funded by an Equity Infusion, the original amount of the Advance corresponding to such asset shall be repaid to Lenders concurrently with such refinancing, extension or renewal, and (iv) the amount of the refinancing Indebtedness must not be greater, and the interest rate and other terms must not be more onerous on the Borrower, than the amount and terms of the Indebtedness that was refinanced;

(e) subject to each Lender’s receipt of five (5) days prior written notice (which may be in the form of electronic mail) from Borrower, non-recourse debt incurred by Borrower as a portion of Borrower’s purchase price of (i) commercial real property, or (ii) pools of notes fully secured by liens on commercial real property;

(f) subject to each Lender’s receipt of five (5) days prior written notice (which may be in the form of electronic mail) from Borrower, debt which is recourse to or guaranteed by Borrower, where such debt is incurred or assumed by Borrower or Borrower’s Subsidiaries or Affiliates and fully secured by (i) commercial real property, or (ii) pools of notes fully secured by liens on commercial real property; and

(g) All indebtedness described in subsections (a) through (f) above must also satisfy all other applicable requirements of this Agreement.

6.2 Liens. Create, incur, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for (i) Permitted Liens, or (ii) Liens given to vendors or lenders to enable Borrower to acquire commercial real property or pools of notes secured by commercial real property after the date of this Agreement and fully secured exclusively by the property so acquired.

6.3 Restrictions on Fundamental Changes. Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any such event), or reincorporate in a different jurisdiction or (except as otherwise provided in Section 6.4) convey, sell, assign, lease, transfer, or otherwise dispose of, in a single transaction or a series of transactions, all or any substantial part of its property or assets.

6.4 Disposal of Assets. Sell, lease, assign, transfer, or otherwise dispose of any of Borrower’s properties or assets other than sales in the ordinary course of Borrower’s business as currently conducted.

6.5 Change Name. Change Borrower’s name, FEIN, corporate structure (within the meaning of the Code), or identity.

6.6 Guaranty. Guaranty or otherwise become in any way liable with respect to the obligations of any third Person except (a) by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Lenders, or (b) as permitted by Section 6.1.

6.7 Nature of Business. Make any change in the principal nature of Borrower’s business.

6.8 Prepayments and Amendments.

(a) Except in connection with (i) a refinancing permitted by Section 6.1(d), or (ii) a purchase (for investment or sale) of pools of notes secured by commercial real property, prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and

(b) Directly or indirectly, amend, modify, alter, increase, or change, materially and adversely, any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 6.1(b), (c), (d), (e), or (f).

6.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.10 Accounting Methods. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s accounting records without said accounting firm or service bureau agreeing to provide Lenders information regarding the assets of Borrower and its Subsidiaries or Borrower’s financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by

Lenders pursuant to or in accordance with this Agreement, and agrees that Lenders may contact directly any such accounting firm or service bureau in order to obtain such information.

6.11 Investments. Directly or indirectly make, acquire, or incur any liabilities (including contingent obligations), other than those under this Agreement, for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, other than as permitted under this Agreement, or (c) the acquisition of all or substantially all of the properties or assets of a Person.

6.12 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms, that are fully disclosed to Lenders, and that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliate.

6.13 Suspension. Suspend or go out of a substantial portion of its business.

6.14 Use of Proceeds. Use the proceeds of the Advances made hereunder for any purpose other than (i) on the Closing Date, to pay sums due the Lenders for transactional costs and expenses under or in connection with this Agreement, and (ii) thereafter, consistent with the terms and conditions hereof, in the case of Facility A, to finance Borrower’s acquisition of commercial real property or pools of notes secured by commercial real property, and in the case of Facility B, to provide working capital for Borrower.

6.15 Change in Location of Chief Executive Office. Relocate its chief executive office to a new location without providing thirty (30) days’ prior written notification thereof to Lenders and so long as, at the time of such written notification.

6.16 Downstreaming of Funds. Borrower shall not (i) pay, apply, transfer, disburse, credit, or otherwise permit any portion of Facility A or Facility B to be used for the benefit of, nor (ii) make or extend any loan or guaranty to or for the benefit of, Kennedy-Wilson Japan and subsidiaries (including without limitation Kennedy-Wilson Japan Co., Ltd. and Kennedy-Wilson Japan K.K.).

6.17 Excessive Acquisitions. Borrower shall make no corporate acquisitions in excess of Five Million Dollars ($5,000,000) without the prior written consent of Lenders; provided, that any such acquisitions approved by Lenders shall satisfy all other applicable requirements of this Agreement.

6.18 Dividends. Borrower shall not declare or pay corporate dividends without the prior written consent of Lenders; provided that any corporate dividends approved by Lenders shall satisfy all other applicable requirements of this Agreement.

6.19 Stock Repurchases. Borrower shall not purchase or repurchase any corporate stock of Borrower or Borrower’s Subsidiaries unless, at the time of any such repurchase (i) there exists no Event of Default, (ii) Borrower is in strict compliance with all covenants contained herein, (iii) Borrower demonstrates, to the reasonable satisfaction of Agent, that Borrower shall remain in compliance with the covenants contained herein for the twelve (12) months following such repurchase, and (iv) Borrower provides the Agent with such updated financial projections as the Agent shall reasonably require, which projections shall be reasonably satisfactory to the Agent in all material respects.

6.20 Adverse Events. Furnish to the Agent as soon as practicable and in any event within three (3) Business Days after such Borrower has actual knowledge of the occurrence of (a) any Event of Default or event that with the giving of notice and/or the passage of time could become an Event of Default, (b) the commencement of any litigation against, by or affecting Borrower which, if determined adversely to Borrower, would have a material adverse effect on Borrower’s ability to perform its obligations hereunder, (c) the commencement of any proceedings by any federal, state or local governmental authority against Borrower, including without limitation any proceedings involving any Hazardous Material, which, if determined adversely to Borrower, would have a material adverse affect on Borrower’s ability to perform its obligations hereunder, and (d) any other matter which has a material adverse effect on the business, properties or condition (financial or otherwise) of Borrower, a statement of an authorized officer of Borrower stating the nature thereof, and the action which Borrower proposes to take with respect thereto.

6.21 Other Information As Requested. Promptly furnish to the Agent such other information regarding the operations, business affairs, and financial condition of Borrower as the Agent may reasonably request from time to time and permit the Agent, its employees, attorneys and agents, to inspect all of the books, records and properties of such Borrower at any reasonable time.

6.22 Representations and Warranties. Until repayment of the Notes and all other obligations evidenced by the Loan Documents, Borrower shall ensure that the representations and warranties of Article IV remain true and complete as of the dates required under Article IV.

6.23 Trade Names. Borrower shall immediately notify Agent in writing of any change in the jurisdiction of organization or place of business of, or the change in the legal, trade or fictitious business names used by Borrower or Guarantor, and Agent is hereby authorized to file or record any additional financing statements, amendments and other certificates necessary to reflect any such changes.

6.24 Maintenance of Existence. Borrower and Guarantor, shall each (i) maintain and preserve its respective existence and all rights and franchises material to its respective business, (ii) comply with all applicable laws, including laws relating to the environment and the Employee Retirement Income Security Act of 1974, as amended, and continue to conduct and operate its businesses substantially as conducted and operated on the date hereof; and (iii) conduct business in accordance with its Governing Documents, including without limitation, any leverage restrictions provided therein as in effect on the date hereof.

VII. DEFAULTS

7.1 Events of Default. Any of the following events shall constitute an Event of Default under this Agreement:

(a) Borrower shall default in the payment of principal due according to the terms hereof or of any Note.

(b) Borrower shall default in the payment of interest on Advances made by Agent or Lenders, or in the payment of fees or other amounts payable to Agent or Lenders, hereunder, under any Note or under any of the other Loan Documents.

(c) Borrower shall fail to perform or observe any obligation or covenant (other than those obligations and covenants described in subparagraphs (a) and (b), above, or otherwise set forth in subparagraphs (d) through (p), below, of this Section 6.1) under this Agreement or any other Loan Document within twenty (20) days after receipt of written notice that such obligation was not performed; provided that, if cure cannot reasonably be effected within such 20-day period, such failure shall not be an event of default hereunder so long as Borrower promptly (in any event, within ten (10) days after receipt of such notice) commences cure, and thereafter diligently (in any event, within forty-five (45) days after receipt of such notice) prosecutes such cure to completion; and provided further, however, that notwithstanding the 20-day cure period or extended cure period described above in this subparagraph (c), if a different notice or cure period is specified under any Loan Document or under any provision of the Loan Documents as to any such failure or breach, the specific Loan Document or provision shall control, and Borrower shall have no more time to cure the failure or breach than is allowed under the specific Loan Document or provision as to such failure or breach.

(d) Any representation or warranty made by Borrower in this Agreement, in any of the other Loan Documents, or in any certificate or document furnished under the terms of this Agreement or in connection with the Loans, shall be untrue or incomplete in any material respect as of the dates required under Article IV.

(e) Borrower shall be in default under the terms of any of the other Loan Documents beyond any applicable cure period specified therein, and such default shall not be waived by Agent, or an Event of Default shall exist under the terms of any such instrument.

(f) Borrower or Guarantor shall commit an act of bankruptcy; or shall apply for, consent to or permit the appointment of a receiver, custodian, trustee or liquidator for it or any of its property or assets; or shall fail to, or admit in writing its inability to, pay its debts as they mature; or shall make a general assignment for the benefit of creditors or shall be adjudicated bankrupt or insolvent; or shall take other similar action for the benefit or protection of its creditors; or shall give notice to any governmental body of insolvency or pending insolvency or suspension of operations; or shall file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, rearrangement, dissolution, liquidation or other similar debtor relief law or statute; or shall file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute; or shall be dissolved, liquidated, terminated or merged; or shall effect a plan or other arrangement with creditors; or a trustee, receiver, liquidator or custodian shall be appointed for it or for any of its property or assets and shall not be discharged within sixty (60) days after the date of his appointment; or a petition in involuntary bankruptcy or similar proceedings is filed against it and is not dismissed within sixty (60) days after the date of its filing.

(g) The Repayment Guaranty at any time and for any reason ceases to be in full force and effect, or any Guarantor or indemnitor contests or denies the validity or enforceability of the Repayment Guaranty or gives notice to Agent to such effect, or otherwise attempts to revoke or repudiate any of the foregoing as to any existing or future obligations.

(h) Failure of Guarantor to comply with any covenant contained in the Repayment Guaranty, and the failure to cure such non-compliance within ten (10) days notice from the Agent, or an Event of Default occurs under the Repayment Guaranty.

(i) Borrower shall fail to maintain insurance as required by this Agreement or shall fail to furnish to Agent proof of payment of all premiums for such insurance.

(j) Any material adverse change shall have occurred in the financial condition or in the assets or liabilities of Borrower or Guarantor from those set forth in the latest financial statements for each furnished to Agent prior to the Closing Date.

(k) Any of the material Governing Documents of Borrower or Guarantor shall fail to remain in full force and effect.

(l) Any default shall occur with respect to (i) any other indebtedness of either Borrower or Guarantor to the Agent or any Lender which default shall give the Agent or such Lender the right to accelerate the maturity of such indebtedness or exercise any other remedy, or (ii) any other recourse debt or guaranty obligations of Borrower or Guarantor in an amount equal to $1,000,000 or more (in the aggregate), subject to any applicable cure periods provided in the documents evidencing or securing such debt.

(m) If this Agreement or any other document contemplated hereby, at any time after its execution and delivery and for any reason other than satisfaction in full of all indebtedness, ceases to be in full force and effect or is declared to be null and void or the validity thereof is contested in any proceeding, or if Borrower denies that it has any or further liability or obligation under this Agreement or any other document contemplated hereby to which it is a party or if Guarantor fails to perform any of its obligations under the Guaranty beyond any applicable notice and cure period.

(n) If any of the following changes occur:

(i) If Borrower or Guarantor, or a substantial portion of the assets of Borrower or Guarantor, comes under the practical, beneficial, or effective control of any person or group of related persons other than those persons currently holding effective control;

(o) If Guarantor ceases to own 100% of Borrower.

(p) If (a) there shall be rendered against Borrower or Guarantor one or more judgments or decrees involving an aggregate liability of $1,000,000 or more, which has or have become nonappealable and shall remain undischarged, unsatisfied by insurance, unstayed or not bonded over for more than thirty (30) days, or (b) a writ of attachment or garnishment against any property of Borrower or Guarantor shall be issued and levied in an action claiming

$1,500,000 or more and not released or appealed and bonded in an amount and manner satisfactory to the Agent within thirty (30) days after such issuance and levy, or (c) if a final judgment or order against Borrower or Guarantor is entered which requires the divestiture of a substantial part of the assets of Borrower or Guarantor and a stay of execution is not procured within thirty (30) days after the date of entry of such judgment or order.

7.2 Rights and Remedies. Upon the occurrence of an Event of Default, unless such Event of Default is subsequently waived in writing by Agent, Agent shall be entitled, at the option of Agent, to exercise any or all of the following rights and remedies, consecutively or simultaneously, and in any order:

(a) Lenders may make one (1) or more further Advances of Loan proceeds, without liability to make any subsequent Advances thereof. Without limiting the generality of the foregoing, Lenders shall have the right, but not the obligation, following the occurrence of an Event of Default, to make Advances to pay accrued interest on the Loans and other sums payable by Borrower under the Loan Documents.

(b) Lenders may suspend their obligation to make Advances under this Agreement, without notice to Borrower.

(c) Lenders may terminate their obligation to make Advances under this Agreement, and Agent may declare the entire unpaid Principal Balance of the Loans and Advances made under this Agreement to be immediately due and payable, together with accrued and unpaid interest on such Advances, without notice to or demand on Borrower.

(d) Agent may exercise any or all remedies specified herein and in the other Loan Documents and/or any other remedies which it may have therefor at law, in equity or under statute.

(e) All of Agent’s rights and remedies shall be cumulative.

VIII. MISCELLANEOUS

8.1 Binding Effect; Waivers; Cumulative Rights and Remedies. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor the proceeds of the Loans may be assigned by Borrower voluntarily, by operation of law or otherwise, without the prior written consent of Agent. No delay on the part of Agent in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder constitute such a waiver or exhaust the same, all of which shall be continuing. The rights and remedies of Agent specified in this Agreement shall be in addition to, and not exclusive of, any other rights and remedies which Agent would otherwise have at law, in equity or by statute, and all such rights and remedies, together with Agent’s rights and remedies under the other Loan Documents, are cumulative and may be exercised individually, concurrently, successively and in any order.

8.2 Survival. All agreements, representations and warranties made in this Agreement shall survive the execution of this Agreement, the making of the Advances by the Lenders, and the execution of the other Loan Documents, and shall continue until Agent on behalf of the Lenders receives payment in full of all indebtedness of Borrower incurred under this Agreement and under the other Loan Documents.

8.3 Governing Law; Waiver of Jury Trial. This Agreement, the rights of the parties hereunder and the interpretation hereof shall be governed by, and construed in accordance with, the laws of the State of California in all respects. Borrower hereby waives any right to a trial by jury in any action relating to the Loans and/or the Loan Documents.

8.4 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute a single Agreement.

8.5 Notices. Any notice required or permitted to be given by either party hereto to the other under the terms of this Agreement, or documents related hereto, shall be deemed to have been given on the date the same is deposited in the United States Mail, registered or certified, return receipt requested, postage prepaid, addressed to the party to which the notice is to be given at the address set forth opposite its name below, or at any other address specified in a notice given by such party to the other not less than ten (10) days prior to the effective date of the address change.

If to Borrower:	KENNEDY-WILSON, INC. 9701 Wilshire Boulevard, Suite 700 Beverly Hills, CA 90212 Attn: Freeman Lyle, EVP/CFO/Secretary Facsimile: (310) 887-6454

with copies to:	Loeb & Loeb LLP 10100 Santa Monica Blvd., Suite 2200 Los Angeles, CA 90067 Attn: Lawrence Venick, Esq. Facsimile: (310) 919-3807

If to Agent:	U.S. Bank National Association 633 W. Fifth Street, 29th Floor Los Angeles, CA 90071 Attention: Loan Administration Telephone: (213) 615-6629 Facsimile: (213) 615-6792

8.6 No Third Party Reliance. No third party shall be entitled to rely upon this Agreement or to have any of the benefits of Agent’s and the Lenders’ interest hereunder, unless such third party is an express assignee of all or a portion of the interest of Agent and/or any Lender hereunder.

8.7 Time of the Essence. Time is of the essence hereof with respect to the dates, terms and conditions of this Agreement.

8.8 Entire Agreement; No Oral Modifications. This Agreement, the other Loan Documents and the other documents mentioned herein set forth the entire agreement of the parties with respect to the Loans and supersede all prior written or oral understandings and agreements with respect thereto. No modification or waiver of any provision of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

8.9 Captions. The headings or captions of the Articles and Sections set forth herein are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.

8.10 Joint and Several Liability. If Borrower consists of more than one (1) individual and/or entity, each of said individuals and/or entities shall be jointly and severally liable for each covenant, agreement, representation and warranty of Borrower hereunder.

8.11 Borrower’s Relationship with Agent and the Lenders. The relationship between Borrower, Agent and the Lenders created hereby and by the other Loan Documents shall be that of a borrower and a lender only, and in no event shall Agent and/or the Lenders be deemed to be a partner of, or a joint venturer with, Borrower.

8.12 Indemnification. Borrower shall pay, indemnify, defend, and hold Lenders, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys’ fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). Borrower shall have no obligation to any Indemnified Person under this Section 8.12 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

IX. AGENCY PROVISIONS

9.1 Agency.

(a) Appointment and Authorization. Each Lender hereby appoints and authorizes Agent to act as sole administrative agent under this Agreement and the other Loan

Documents, authorizes and directs Agent to enter into the Loan Documents other than this Agreement for the benefit of the Lenders, and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. In furtherance thereof, Lenders hereby ratify the execution and delivery by Agent of this Agreement, the acceptance by Agent of all of the other Loan Documents and the terms and conditions of the Loan Documents. The Agent hereby accepts such appointment as administrative agent. Agent shall exercise all rights and powers of Agent under this Agreement, including the administration of the Loans and disbursement of Advances, except as otherwise expressly provided in this Agreement. The Borrower, without further inquiry or investigation, shall, and is hereby authorized by the Lenders to, assume that all actions taken by the Agent hereunder and in connection with or under the Loan Documents are duly authorized by the Lenders.

(b) Non-Liability of Agent and Indemnity.

(1) Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. Agent shall administer the Loans in accordance with the terms and conditions of this Agreement in the same manner as it customarily does for similar loans for its own account. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any Loan Document except as expressly set forth herein or therein. Neither Agent nor any of its respective directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by them under or in connection with this Agreement or under any of the other Loan Documents. In this regard, Agent may consult with independent legal counsel, accountants and other professionals or experts selected by it, and shall not be liable for any action taken or not taken by it or them in good faith in accordance with the advice of such legal counsel, accountants or other professionals or experts. In the absence of gross negligence or willful misconduct, Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to the terms of this Agreement, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any person to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

(2) In the event the Agent is not reimbursed and indemnified by the Borrower, within ten (10) Business Days of demand therefor by Agent, each Lender will reimburse and indemnify the Agent, and its directors, officers, agents and employees, in proportion to its respective Commitment Percentage of Facility A (or commitment), for and against any claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Agent, or its directors, officers, agents, or employees in performing its duties hereunder or under any Loan Document. The obligations of the Lenders under this Section 9.1(b) shall survive the payment in full of all obligations of Borrower and the termination of this Agreement.

9.2 Resignation of Agent; Removal.

(a) U.S. Bank or any successor agent may resign as Agent at any time by written notice delivered to the Borrower and the Lenders. Such resignation shall be effective upon the earlier to occur of thirty (30) days following such notice or a successor’s acceptance of appointment as the Agent. In addition, in the event of Agent’s gross negligence or willful misconduct, Agent may be removed pursuant to the unanimous approval of all Lenders by giving thirty (30) days prior written notice to Agent and Borrower; provided, however, for purposes of calculating such unanimous approval in this context, Agent shall be deemed a Defaulting Lender and its Commitment Percentage shall therefore be disregarded and excluded for voting purposes only.

(b) In the case of any of the events described in Section 9.2(a), (1) the Majority Lenders shall appoint a successor Agent from among the Lenders so long as such successor meets the requirements described in Sections 9.9(b)(2) and 9.9(b)(3) hereof, provided, however, that the resigning Agent shall be entitled to appoint a successor agent who meets the requirements of Sections 9.9(b)(2) and 9.9(b)(3) as Agent, if the Majority Lenders have not appointed a successor within thirty (30) days after the date the resigning Agent gave notice of resignation; (2) upon a successor’s acceptance of appointment (and assumption of the Agent’s obligations hereunder arising after the date of such appointment), the successor will thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent; (3) upon the effectiveness of any resignation or removal, the resigning or removed Agent will thereupon be discharged from the duties and obligations of Agent which thereafter arise under this Agreement; and (4) any resigning Agent shall have the benefit of any indemnities provided in the Loan Documents and this Agreement.

9.3 Administration.

(a) Expenses. Each Lender shall reimburse the Agent for its Facility A Commitment Percentage of any expenses with respect to the administration, enforcement or collection of the Loans which are not reimbursed by the Borrower pursuant to and within the period required by the Loan Documents, or if not specified in the Loan Documents, on the date of demand therefor made by the Agent. The Agent shall have the right, but not the obligation, to incur such expenditures prior to reimbursement therefor by the Lenders.

(b) Documents; Information; Inspection. Except for the Notes executed in favor of each Lender and for Loan Documents sent for filing or recording (which are not returned following recording), Agent shall hold and maintain a duplicate set of all original Loan Documents. The Agent shall promptly deliver to each Lender a copy or counterpart of execution copy of each Loan Document. Upon the request of any Lender, the Agent shall promptly forward to each Lender a copy of each financial statement of Borrower or rent roll or other financial statement for any of the Borrower’s properties received from Borrower. Upon request of any Lender, the Agent shall promptly forward to such Lender each financial statement of Borrower and Guarantor received by Agent. The Lenders may, upon reasonable prior notice and during the Agent’s normal business hours, inspect and make copies of such books and records of Agent that relate to the Loans.

9.4 Actions by Agent; Required Consents.

(a) Except as specified below, Agent shall exercise its sole discretion to act or not to act under the Loan Documents. Such discretion may be exercised with respect to the granting of approvals, consents, and modifications under the Loan Documents and with respect to the exercise or refraining from exercise of rights under the Loan Documents.

(b) Notwithstanding Section 9.4(a), the following matters shall require the prior consent of all of the Lenders:

(1) any reduction (other than by operation of the Loan Documents) in the interest rate under the Loans;

(2) any reduction in the amount of any payment of any fees payable to Lenders;

(3) any change (other than by operation of the Loan Documents) in the Maturity Date of the Loans or in the conditions for any extension of the Maturity Date;

(4) any release, termination, modification or amendment of the Repayment Guaranty or any indemnity provided in the Loan Documents;

(5) any forgiveness of principal, interest or other amounts payable under the Loans (other than late fees) or any extension of time for payment of principal or interest;

(6) any increase in the Facility A Committed Amount or the Facility B Committed Amount;

(7) any amendment to this Section 9.4(b).

(c) Notwithstanding Section 9.4(a) or Section 9.4(b), the prior consent of the Majority Lenders shall be required for the acceleration of any indebtedness under the Loan Documents, or the pursuit of remedies against the Borrower or Guarantor; provided, however, if the Majority Lenders cannot agree on a course of action within thirty (30) days following notice from Agent, Agent may, without the consent of the Majority Lenders, accelerate the Loans and exercise any and all rights and remedies under the Loan Documents and applicable law (and in equity) that Agent in its sole discretion deems appropriate and in the best interests of the Lenders.

(d) In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Loans shall have occurred, the Agent shall, if (1) so requested by the Majority Lenders and (2) the Lenders have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of this Agreement and the other Loan Documents and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of enforcement of the Lenders’ rights against the Borrower and the Guarantor under this Agreement and the other Loan Documents. The Majority Lenders may direct the Agent in writing as to the method and the extent of any such enforcement, the Lenders (including any Lender which is not one of the Majority Lenders so directing the Agent in writing) hereby agreeing to ratably and severally indemnify and hold the Agent harmless from all liabilities and expenses incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction. Lenders also agree, ratably and severally, to indemnify and hold the Agent harmless from all liabilities and expenses incurred in respect of all actions taken or omitted to be taken under Section 9.4(c) above should the Majority Lenders not be able to agree upon a course of action within the time period specified therein, and Agent exercises any and all rights and remedies under the Loan Documents and applicable law (or in equity) that Agent in its sole discretion deems appropriate and in the best interests of the Lenders under the circumstances.

9.5 Payments.

(a) Interest Rates and Disbursement Matters. Lenders and Agent specifically agree to the following operational and administrative procedures as between themselves:

(1) Agent shall notify each Lender by telephone or facsimile of the LIBOR Rate two (2) Business Days prior to the date on which the LIBOR Rate shall be effective. Agent shall notify each Lender by telephone or facsimile of its Commitment Percentage of a proposed Advance of the Loans and the date of such disbursement two (2) Business Days prior to such disbursement with respect to disbursements which are to bear interest at the LIBOR Rate, such notice to be delivered by facsimile. Each Lender shall deposit by wire transfer of immediately available funds to Agent’s account as specified on Exhibit D hereto the amount of such Commitment Percentage no later than 10:00 a.m. (California time) on the date of such disbursement.

Unless Agent shall have been notified by any Lender not later than the close of business (California time) on the Business Day immediately preceding the date for funding in respect of any Advance that such Lender does not intend to make available to Agent such Lender’s Commitment Percentage of such Advance, Agent may assume that such Lender has made such amount available to Agent. In any case where a Lender does not for any reason make available to Agent such Lender’s Commitment Percentage of such Advance, Agent, in its sole discretion, may, but shall not be obligated to, fund to Borrower such Lender’s Commitment Percentage of such Advance. If the amount so funded by Agent is not in fact made available to Agent by the responsible Lender, then such Lender hereby assigns to Agent any payments received by Agent from Borrower in repayment of such amount, together with interest thereon at the rate applicable to such Advance.

(2) If any Lender fails to deliver funds to Agent for a disbursement by the time required by subsection (1) above, such Lender shall pay to Agent interest on such funds (x) at the Federal Funds Rate, for each day (or portion thereof) until such funds are delivered. Any interest paid pursuant to this section shall be divided among the Lenders which funded the applicable disbursement.

(3) Agent shall wire transfer to each Lender at such Lender’s account as designated on Exhibit D hereto (or otherwise specified by each Lender) its applicable Commitment Percentage of any payments (to the extent payable pursuant to Section 9.5(b)) within one (1) Business Day of Agent’s receipt of such payment. Agent shall pay to the Lenders interest thereon, at the Federal Funds Rate from the Business Day following receipt of such funds by Agent until such fund are paid in immediately available funds to the Lender.

(4) Any Lender desiring to make a claim for costs or taxes payable by Borrower shall deliver a certificate to Agent setting forth the basis and calculation thereof and the Agent shall forward such certificate to the Borrower. Except as provided in the Loan Documents, each Lender shall be responsible for any taxes payable in respect of amounts paid hereunder. All payments made by Agent to Lenders shall be made without withholding for taxes, charges, or levies, except as may be required by law. Each Lender shall on demand from Agent provide completed and signed copies of certificates required to show exemption of such Lender from United States withholding taxes.

(b) Application of Recoveries. Except to the extent otherwise provided in Section 9.7 hereof, all payments made and actually received by the Agent in respect of the Loans (from any person or source) shall be applied in the following order of priority:

(1) to the reimbursement of any costs incurred by the Agent to administer, enforce, collect or deal with the Loans (including payments made pursuant to Sections 9.5(a)(2) and (3) hereof (or to reimbursement of the Lenders to the extent such costs have been paid by the Lenders);

(2) to the payment of all interest (including interest calculated at the Default Rate) due and payable on each Note;

(3) to the payment of fees payable under the Loan Documents;

(4) to the payment of principal of each Note; and

(5) to the payment of any other amounts owing under the Loan Documents.

(c) Excess Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of its interest in the Loans in excess of its applicable Commitment Percentage in the applicable Facility, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise, as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreements; provided, however, that if all or any portion of such excess payment is thereafter recovered by the Borrower or other party entitled thereto through legal action or otherwise, each Lender shall reimburse the party returning such excess payment in an amount equal to such Lender’s applicable Commitment Percentage of the excess payment.

(d) Liability for Advances. If in the reasonable opinion of the Agent the distribution of any amount received by it in such capacity hereunder or under any of the other Loan Documents might involve it in material liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction, provided that the Agent shall invest any such undistributed amounts in overnight obligations on behalf of the Lenders and interest thereon shall be paid pro rata to the Lenders in accordance with their respective Commitment Percentages. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

9.6 [Intentionally omitted]

9.7 Defaulting Lender.

(a) Defaults. If for any reason any Lender becomes a Defaulting Lender, then in addition to the rights and remedies that may be available to the Agent and the other Lenders at law and in equity, such Defaulting Lender’s right to participate in the administration of the Loans and the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Agent, shall be suspended during the pendency of such failure or refusal. Borrower acknowledges and agrees that (1) the obligations of the Lenders under this Agreement are several, (2) no Lender is or will be obligated to lend Borrower more than the amount set forth in Exhibit E hereto (or the applicable Assignment and Assumption Agreement) for such Lender, nor to fund any part of any Advance except upon fulfillment of all applicable conditions precedent provided herein and in the other Loan Documents, (3) except to the extent expressly provided in this Agreement, Borrower shall have no recourse or claim against a non-defaulting Lender nor against Agent (so long as the same have otherwise complied with their obligations under this Agreement), for any deficiency or any liability, loss, damage or expense resulting from the default of a Defaulting Lender, and (4) the Commitment Percentage of the Committed Amount of any Lender with respect to either Facility shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make an Advance.

(b) Remedies. If for any reason the Defaulting Lender fails to make timely payment to any other party to this Agreement of any amount required to be paid to it hereunder, in addition to other rights and remedies which such other party may have under Section 9.7(a) or otherwise, such other party shall be entitled (1) to collect interest from the Defaulting Lender for the period from the date on which the payment was due until the date on which the payment is made for each day during such period at the Federal Funds Rate, (2) to withhold or set off, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to the Defaulting Lender under this Agreement, (3) to bring an action or suit against the Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest, (4) to arrange for the purchase of the Commitment Percentage of the Defaulting Lender as provided in Section 9.7(d), and (5) to advance funds on behalf of the Defaulting Lender as provided in Section 9.7(e).

(c) Indemnity. The Defaulting Lender shall indemnify, defend, and hold Agent and each of the other Lenders harmless from and against any and all losses, damages, liabilities, and expense (including attorneys’ fees) which they may sustain or incur by reason of or in consequence of the Defaulting Lender’s failure or refusal to abide by the terms of this Agreement.

(d) Purchase Right. If a Lender becomes a Defaulting Lender, the other Lenders who are not Defaulting Lenders shall have the right, but not the obligation, in their sole discretion, to acquire (pro rata based on the applicable Commitment Percentages of the Lenders exercising such right) all of such Defaulting Lender’s right, title, and interest in and to both Facilities and the Loans. The purchase price shall be the principal and accrued interest allocable to the Defaulting Lender’s Commitment Percentage of Facility A and Facility B and shall be paid on the closing day of such purchase. On the date of closing of such purchase, the Defaulting Lender shall pay the Agent a processing fee of $5,000. The Defaulting Lender shall retain liability for all obligations in respect of the Loans and this Agreement arising prior to the date of transfer and shall execute and deliver such documents as may be reasonably necessary to effect such transfer.

(e) Default Loans. If a Lender becomes a Defaulting Lender, the other Lenders may (pro rata based on the applicable Commitment Percentages of the Lenders exercising such right under the applicable Facility), but are not obligated to, make advances to the Agent in the aggregate amount that the Defaulting Lender is obligated to advance under this Agreement. Such advances shall be treated as loans made to the Defaulting Lender, shall bear interest at the Default Rate (payable on demand), shall be due and payable upon demand, and shall be paid prior to any payment being made to the Defaulting Lender.

(f) Cumulative Remedies and Survival. The exercise of the above remedies shall not reduce, diminish or liquidate the Defaulting Lender’s obligation for the sharing of losses and reimbursement of costs, liabilities, and expenses under the Loan Documents and this Agreement. The obligations of the Defaulting Lender arising prior to any purchase pursuant to Section 9.7(d) shall survive any such purchase.

9.8 Representations, Warranties and Acknowledgments.

(a) Authorization, etc. Each Lender represents and warrants, as of the date hereof, as follows:

(1) Such Lender has all necessary corporate power and authority to own its interest in the Loans and the Loan Documents, and has all necessary corporate power and authority to perform its obligations with respect to this Agreement and the Loan Documents;

(2) The execution and delivery of this Agreement and all other instruments and documents executed and delivered in connection therewith by such Lender have been duly authorized by all requisite corporate action of such Lender; and

(3) No approval, authorization, order, license or consent of, or registration of filing with, any Governmental Authority or other person is required in connection with such Lender’s execution and delivery of this Agreement by such Lender.

(b) Independent Decision. Each Lender agrees that it has, independently and without reliance upon any other party hereto, or upon the directors, officers, agents or employees of any other party hereto, but only in reliance upon information supplied to it by or on behalf of the Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement and the Loan Documents. Without limiting the foregoing, each Lender acknowledges that it has received copies of the Loan Documents and financial statements, certificates, instruments, documents, affidavits, resolutions and agreements as it deems necessary to make its credit analysis and decisions in respect of the Loans. Each Lender also agrees that it shall, independently and without reliance upon any other party hereto, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents. Except as specifically provided herein, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter.

(c) No Reliance. Each Lender hereby acknowledges that, except as specifically set forth herein, Agent (i) makes no warranty or representation to Lenders for any statements, warranties or representations (written or otherwise, express or implied) made in or in connection with the Loan Documents of for the financial condition of the Borrower or for the title or the value of any of the collateral for the Loans, and (ii) shall not be responsible to the Lenders for any recitals, statements, representations or warranties herein or for the due execution, effectiveness, legality, validity, enforceability, genuineness, sufficiency, or collectability of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection with the Loans or the legality, validity, enforceability, genuineness, sufficiency, perfection or priority of any rights in all or any portion of the collateral for the Loans. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or Guarantor or any holder of any Note shall have been duly authorized or is true, accurate and complete. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the other Loan Documents or the financial condition of the Borrower or any of its Affiliates, or the existence or possible existence of any Event of Default or any default which, with the giving of notice, passage of time, or both, would become an Event of Default.

9.9 Assignments; Participation.

(a) Limitation on US Bank’s Right to Transfer. At all times while this Agreement is in effect and US Bank is the Agent, US Bank must retain a minimum aggregate Commitment of $35,000,000.00 (in aggregate for both Facilities), unless (a) required by law, regulation, administrative decree or court order to divest all or any part of its Commitment, (b) Borrower consents to US Bank retaining a lesser amount, such consent not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, (i) US Bank shall not be required to maintain any minimum Commitment, and may assign its rights and obligations hereunder and under its Commitment without Borrower’s consent (A) in the event any proceedings in bankruptcy, reorganization or liquidation are filed by or against Borrower or Guarantor or (B) upon the occurrence and during the continuation of any Event of Default hereunder; and (ii) in the event of any reduction in the Committed Amount, the amount of US

Bank’s minimum Commitment as stated above shall be reduced in proportion to the reduction in the Committed Amount.

(b) Permitted Assignments. Any Lender may, upon the prior approval of Agent, assign to any affiliate of such Lender all or a portion of its respective Commitment Percentage of Facility A and Facility B, in such a manner as to create privity of contract between such affiliate and the Borrower and to make such affiliate a Lender for all purposes hereunder. Any Lender may, upon the prior approval of Agent, assign to any entity which meets the following conditions (“Assignee Lender”) all or a portion of its respective Commitment Percentage of Facility A and Facility B, in such a manner as to create privity of contract between such person and the Borrower and to make such person a Lender for all purposes hereunder:

(1) The minimum portion of the total commitment which the assigning Lender may assign to an Assignee Lender shall be Five Million Dollars ($5,000,000.00).

(2) Without limiting the power of consent in subsection (4) below, an Assignee Lender (or its direct or indirect parent) shall be either (A) a commercial lender organized under the laws of the United States, or any state thereof, and having total assets in excess of Two Billion Dollars ($2,000,000,000) or (B) a commercial bank organized under the laws of any other country which has total assets in excess of Ten Billion Dollars ($10,000,000,000) or (C) any other financial institution which has total assets in excess of Ten Billion Dollars ($10,000,000,000).

(3) The senior unsecured debt of an Assignee Lender (or its direct or indirect parent) shall have a rating of Baa-2 or higher from Moody’s Investors Service, Inc. or a comparable rating agency.

(4) Such assignment shall have been approved by Agent, which approval shall not be unreasonably withheld. No sub-assignments shall be permitted.

(5) The Assignee Lender shall have paid to the Agent an administrative fee of $3,500.00 to process the admission of such Assignee Lender.

(6) The Assignee Lender shall not be Borrower or any of Borrower’s Affiliates.

(7) The percentage of Facility A and Facility B that is assigned must be the same (and both Facilities must be assigned to the same Assignee Lender).

(8) Borrowers’ consent, not to be unreasonably withheld, shall have been obtained unless (a) the Assignee Lender is a Lender or affiliate of a Lender, or (b) an Event of Default has occurred and is continuing.

(c) Assignment and Assumption. The Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee Lender (or to an affiliate of such Lender) until such time as (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee Lender (or such affiliate) shall have been given to the Borrower and Agent by the assigning Lender and the Assignee Lender (or such affiliate); (ii) the assigning Lender and the Assignee Lender (or such affiliate) shall have delivered to the Borrower and Agent an executed Assignment and Assumption Agreement.

Upon request, Borrower will execute and deliver to Agent appropriate replacement promissory notes in favor of each assignee (and assignor, if such assignor is retaining a portion of its Commitment Percentage and Advances) reflecting such assignee’s (and assignor’s) Commitment Percentage of the Committed Amount for each Facility. Upon execution and delivery of such replacement promissory note(s) the original promissory note or notes evidencing all or a portion of the Commitment Percentage of the Committed Amount and Advances being assigned as to each Facility shall be canceled and returned to Borrower.

(d) Notice by Agent. Promptly following receipt by Agent of an executed Assignment and Assumption Agreement, Agent shall give notice to the Borrower and to the Lenders of: (i) the effectiveness of the assignment by the assigning Lender to the Assignee Lender (or the affiliate of the Lender); and (ii) the revised percentages and maximum amounts of the Commitment Percentage of the Committed Amount as to each Facility in effect as a result of such assignment.

(e) Adjustment of Shares. Immediately upon delivery of the executed Assignment and Assumption Agreement to Agent, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee Lender (or affiliate of the Lender) and the resulting adjustment of the Commitment Percentage arising therefrom. The Commitment Percentage of the Committed Amount as to each Facility assigned to each Assignee Lender (or such affiliate) shall reduce the Commitment Percentage of the Committed Amount as to each Facility of the assigning Lender by a like amount.

(f) Rights of Assignee. From and after the date upon which Agent notifies the assigning Lender that it has received an executed Assignment and Assumption Agreement: (1) the Assignee Lender (or the Lender’s affiliate) thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption Agreement, shall have the rights and obligations of a Lender under this Agreement; provided, however, that the Assignee Lender’s consent shall be required only with respect to matters particularly set forth in Sections 9.4(b)(1), (3), (4) and (7) hereof, and (2) the assigning Lender shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under this Agreement.

(g) Assignee’s Agreements. By executing and delivering an Assignment and Assumption Agreement, the Assignee Lender (or the Lender’s affiliate) thereunder confirms and agrees as follows: (1) other than as provided in such Assignment and Assumption Agreement, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Notes or any other instrument or document furnished pursuant to the Loans; (2) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other parties or the performance or observance by the Borrower of any of its obligations under the Notes and this Agreement; (3) the Assignee Lender (or such affiliate) has received a copy of this Agreement, together with such other documents and information as the Assignee Lender (or such affiliate) has deemed appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption Agreement; (4) the Assignee Lender (or such affiliate) will, independently and without reliance upon Agent, continue to make its own credit decisions in taking or not taking action under this Agreement; (5) the Assignee Lender (or such affiliate) hereby appoints and authorizes Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents and this Agreement as are delegated to Agent thereunder and hereunder, together with such powers as are reasonably incidental thereto; and (6) the Assignee Lender (or such affiliate) agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and confirms the representations and warranties of the assigning Lender under this Agreement.

(h) Participations. Any Lender may sell a participation interest in all or any portion of the Loans to any entity that meets the requirements of Sections 9.9(b)(2) and (3) (a “Participant”) without the prior consent of the Agent and the other Lenders; provided, however, the voting rights of any Participants shall be limited to actions with respect to increases in the maximum Committed Amount, extensions of the maturity date beyond the extension option terms and changes in the interest rates applicable to the Loans.

9.10 Other Business. The Agent and each Lender may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Borrower or any affiliate of Borrower as if it were not performing the duties specified herein, and may accept fees and other considerations from the Borrower or any such affiliate for services in connection with this Agreement and otherwise without having to account for the same to the other parties hereto.

9.11 Consents. If the Agent requests in writing consent or approval from the Lenders and any Lender does not respond to such request within five (5) Business Days (or such other period as may be provided herein), such Lender shall be deemed to have given such consent or approval.

9.12 Agent as Lender. In its individual capacity as a Lender, U.S. Bank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment Percentage and the Advances made by it, and as the holder of any Notes as it would have were it not also the Agent.

9.13 Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a default or an Event of Default, it shall (to the extent notice has not previously been provided) promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this provision it shall promptly notify the other Lenders of the existence of such default or Event of Default.

9.14 No Reliance by Borrower. The provisions of this Article IX are solely for the benefit of Agent and the Lenders, and Borrower shall have no right to rely on or enforce any of the provisions hereof except with respect to Sections 9.9, 9.17 and 9.18; provided, however, the foregoing shall in no way limit Borrower’s obligations under this Article IX. In performing its functions and duties under this Agreement, Agent shall act solely as Agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other person.

9.15 Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents, telecopies or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it.

9.16 Pledge to Federal Reserve Bank. Anything in this Agreement to the contrary notwithstanding, without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 9.16, any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations thereunder. To facilitate any such pledge or assignment, Agent shall, at the request of such Lender, enter into a letter agreement with the Federal Reserve Bank in, or substantially in, the form of the exhibit to Appendix C to the Federal Reserve Bank of New York Operating Circular No. 10.

9.17 Confidentiality.

(a) Lenders agree to use commercially reasonable efforts to preserve the confidential nature of financial information obtained pursuant to the requirements of this Agreement and identified as confidential by Borrower or Guarantor; provided, however, that the foregoing shall not apply to (i) disclosures required of any Lender pursuant to any applicable law, rule, regulation or order of any Governmental Authority, (ii) any information contained in any report prepared or delivered pursuant to the reporting requirements of federal or state securities laws and regulations, including, but not limited to, any prospectus, registration statement, proxy materials or periodic reports, (iii) disclosures made to any prospective purchaser or participant in the Loans or any affiliate of Agent, (iv) disclosures made to any third party contractor or consultant engaged in connection with the Loans, including, but not limited to, any attorney, appraiser, inspector or accountant, so long as the engaging Lender reasonably believes that it is the understanding of such contractor or consultant that confidential information is not to be disclosed, (v) any disclosures made in connection with the enforcement of any of the Loan Documents or any litigation in connection therewith, or (vi) disclosures of information that is publicly available other than as a result of a disclosure by any Lender.

(b) Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by the Loan Documents (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents)

may disclose to any and all parties as required by applicable laws, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Loan Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party acknowledges that any privilege that may exist for the benefit of a party, in such party’s sole discretion, to maintain the confidentiality of a communication relating to the transactions contemplated by the Loan Documents, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing.

9.18 Tax Forms.

(a) Foreign Lenders. Each Lender and each holder of a participation interest herein that is not a “United States person” (a “Foreign Lender”) within the meaning of Section 7701(a)(30) of the Code shall deliver to the Agent, prior to receipt of any payment subject to withholding (or after accepting an assignment or receiving a participation interest herein), two duly-signed completed copies of either Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to a complete exemption from withholding on all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) or Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence satisfactory to Borrower and Agent that such Foreign Lender is entitled to an exemption from or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (i) promptly submit to the Agent such additional duly-completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then-current United States Laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by Borrower pursuant to the Loan Documents, (ii) promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lenders, and as may be reasonably necessary (including the re-designation of its lending office, if any) to avoid any requirement of applicable laws that Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(b) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Agent (in the reasonable exercise of its discretion), (i) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (ii)

two duly signed completed copies of United States Internal Revenue Service Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(c) Borrower shall not be required to pay any additional amount to any Foreign Lender under this Agreement with respect to any taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with a United States Internal Revenue Service Form W-8IMY pursuant to this Section 8.18 if such Lender shall have failed to satisfy the foregoing provisions of this subsection (a); provided that if such Lender shall have satisfied the requirements of this Section 9.18 on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 9.18 shall relieve Borrower of its obligation to pay any amounts in this Agreement in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(d) The Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which Borrower is not required to pay additional amounts under this Section 9.18.

9.19 United States Persons. Upon request of the Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(3) of the Code shall deliver to the Agent two duly-signed completed copies of United States Internal Revenue Service Form W-9. If such Lender fails to deliver such forms, then the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

9.20 Indemnification of the Agent. If any Governmental Authority asserts that the Agent did not properly withhold or back-up withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent therefor, including all penalties and interest and costs and expenses (including attorneys’ fees) of the Agent. The obligation of Lenders under this Section 9.20 shall survive the removal or replacement of a Lender, the payment of all indebtedness and the resignation or replacement of the Agent.

[Signatures on Following Pages]

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed and delivered this Agreement, under seal, as of the date first written above.

BORROWER:

KENNEDY-WILSON, INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

AGENT:

U.S. BANK NATIONAL ASSOCIATION, a national banking association as Agent

By:
Linda L. Morgan, Vice President

LENDERS:

U.S. BANK NATIONAL ASSOCIATION, a national banking association

By:
Linda L. Morgan, Vice President

EAST-WEST BANK, a California banking corporation

By:
Name:
Title:

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is dated as of                     , 20    , between                                          (“Assignor”) and                                          (“Assignee”).

RECITALS:

Assignor is a Lender under that certain Revolving Loan Agreement dated as of August 5, 2010 (the “Loan Agreement”) by and among Kennedy-Wilson, Inc., a Delaware corporation (“Borrower”), U.S. Bank National Association in its capacity as a Lender and as Agent (the “Agent”) and certain other Lenders named therein, as modified from time to time. The Lenders made a loan to Borrower. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Loan Agreement. Assignor desires to assign to Assignee and Assignee desires to accept and assume [a portion of] the rights and obligations of Assignor under the Loan Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Assignment. Effective on the Assignment Effective Date (as defined in Section 3 below), Assignor hereby assigns to Assignee an Assigned Share (as defined below) of all of Assignor’s right, title, interest and obligations under Facility A and Facility B of the Loan Agreement and other Loan Documents. The Assigned Share of all such rights, title, interest and obligations is referred to collectively as the “Assigned Rights and Obligations”.

The “Assigned Share” means a $            portion of the total Facility A Committed Amount and a $            portion of the total Facility B Committed Amount on the Assignment Effective Date (which shall include Assignee’s Commitment Percentage of each Facility of all Advances outstanding under each Facility on the Assignment Effective Date). Following the assignment, (a) the Assignee’s Facility A Commitment Percentage shall equal the quotient of the above portion of the Committed Amount divided by the total Facility A Committed Amount, expressed as a percentage rounded to eight decimal places (i.e.,     %), and the Assignor’s Facility A Commitment Percentage shall equal     %; and the Assignee’s Facility B Commitment Percentage shall equal the quotient of the above portion of the Facility B Committed Amount divided by the total Facility B Committed Amount, expressed as a percentage rounded to eight decimal places (i.e.,     %), and the Assignor’s Facility B Commitment Percentage shall equal     %. [Remember, per the terms of the Loan Agreement, the percentage of Facility A and Facility B that are assigned must be the same, and must be made to the same Assignee.]

2. Assumption. Effective on the Assignment Effective Date, Assignee hereby accepts the foregoing assignment of, and hereby assumes from Assignor, the Assigned Rights and Obligations.

EXHIBIT A – Page 1

3. Effectiveness. This Agreement shall become effective on a date (the “Assignment Effective Date”) selected by Assignor, which shall be on or as soon as practicable after the execution and delivery of counterparts of this Agreement by Assignor, Assignee, Agent and Borrower. Assignor shall promptly notify Assignee, Agent and Borrower in writing of the Assignment Effective Date.

4. Payments on Assignment Effective Date. In consideration of the assignment by Assignor to and the assumption by Assignee of the Assigned Rights and Obligations, on the Assignment Effective Date (a) Assignee shall pay to Assignor the amount of $            for its Assigned Share of Facility A [usually the Assignee’s Facility A Commitment Percentage of the outstanding principal under Facility A], (b) Assignee shall pay to Assignor the amount of $            for its Assigned Share of Facility B [usually the Assignee’s Facility B Commitment Percentage of the outstanding principal under Facility B], and (c) Assignee shall pay to Agent an assignment processing fee of $3,500.

5. Allocation and Payment of Interest and Fees.

(a) Agent shall pay to Assignee all interest, and other amounts not constituting principal that are paid by or on behalf of Borrower pursuant to the Loan Documents and are attributable to the Assigned Rights and Obligations (“Borrower Amounts”), that accrue on and after the Assignment Effective Date. If Assignor receives or collects any such Borrower Amounts, Assignor shall promptly pay them to Assignee.

(b) Agent shall pay to Assignor all Borrower Amounts that accrue before the Assignment Effective Date when and as the same are paid by Agent to the other the Lenders. If Assignee receives or collects any such Borrower Amounts, Assignee shall promptly pay such amounts to Assignor.

(c) Unless specifically assumed by Assignee, Assignor shall be responsible and liable for all reimbursable liabilities and costs and indemnification obligations which accrue prior to the Assignment Effective Date, and such liability shall survive the Assignment Effective Date.

(d) Agent shall not be liable for any allocation or payment to either Assignor or Assignee subsequently determined to be erroneous, unless resulting from Agent’s willful misconduct or gross negligence.

6. Representations and Warranties.

(a) Each of Assignor and Assignee represents and warrants to the other and Agent as follows:

(i) It has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by this Agreement;

EXHIBIT A – Page 2

(ii) The making and performance of this Agreement and all documents required to be executed and delivered by it hereunder do not and will not violate any law or regulation applicable to it;

(iii) This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms; and

(iv) All approvals, authorizations or other actions by, or filings with, any governmental authority necessary for the validity or enforceability of its obligations under this Agreement have been made or obtained.

(b) Assignor represents and warrants to Assignee that Assignor owns the Assigned Rights and Obligations, free and clear of any lien or other encumbrance.

(c) Assignee represents and warrants to Assignor as follows:

(i) Assignee has made and shall continue to make its own independent investigation of the financial condition, affairs and creditworthiness of the Borrower and Guarantor and any other person or entity obligated under the Loan Documents (collectively, “Credit Parties”), and the value of any collateral now or hereafter securing any of the Obligations; and

(ii) Assignee has received a copy of those Loan Documents and such other documents, financial statements and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement.

7. No Assignor Responsibility. Assignor makes no representation or warranty and assumes no responsibility to Assignee for:

(a) the execution (by any party other than Assignor), effectiveness, genuineness, validity, enforceability, collectability or sufficiency of the Loan Documents or for any representations, warranties, recitals or statements made in the Loan Documents or in any financial or other written or oral statement, instrument, report, certificate or any other document made or furnished or made available by Assignor to Assignee or by or on behalf of Borrower or Guarantor to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby;

(b) the performance or observance of any of the terms, covenants or agreements contained in any of the Loan Documents or as to the existence or possible existence of any default or Event of Default under the Loan Documents; or

(c) the accuracy or completeness of any information provided to Assignee, whether by Assignor or by or on behalf of Borrower or Guarantor.

Assignor shall have no initial or continuing duty or responsibility to make any investigation of the financial condition, affairs or creditworthiness of Borrower or Guarantor, in connection with the assignment of the Assigned Rights and Obligations or to provide Assignee

EXHIBIT A – Page 3

with any credit or other information with respect thereto, whether coming into its possession before the date hereof or at any time or times thereafter.

8. Assignee Bound By Loan Agreement. Effective on the Assignment Effective Date, Assignee (a) shall be deemed to be a party to the Loan Agreement, (b) agrees to be bound by the Loan Agreement as it would have been if it had been an original Lender thereunder, and (c) agrees to perform in accordance with their respective terms all of the obligations which are required under the Loan Documents to be performed by it as a Lender. Assignee appoints and authorizes Agent to take such actions as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

9. Assignor Released From Loan Agreement. Effective on the Assignment Effective Date, Assignor shall be released from the Assigned Rights and Obligations; provided, however, that Assignor shall retain all of its rights to indemnification under the Loan Agreement and the other Loan Documents for any events, acts or omissions occurring before the Assignment Effective Date, and to the extent not assumed by Assignee, Assignor shall continue to be responsible for the liabilities and obligations described in Section 5(c).

10. New Notes. On or promptly after the Assignment Effective Date, Borrower, Agent, Assignor and Assignee shall make appropriate arrangements so that [a] new Note[s] executed by Borrower, dated as of the Assignment Effective Date and in the amount of the [respective] commitment[s] of [Assignor and] Assignee for each Facility, after giving effect to this Agreement, are issued to [Assignor and] Assignee, in exchange for the surrender by Assignor [and Assignee] to Borrower of any applicable outstanding Note marked “Exchanged”.

11. General.

(a) No term or provision of this Agreement may be amended, waived or terminated orally, but only by an instrument signed by the parties hereto.

(b) This Agreement may be executed in one or more counterparts. Each set of executed counterparts shall be an original. Executed counterparts may be delivered by facsimile transmission.

(c) If Assignor has not assigned its entire remaining commitment of the Loans to Assignee, Assignor may at any time and from time to time grant to others pursuant to the Loan Agreement assignments of or participation in all or part of Assignor’s remaining Loans or commitment.

(d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Assignor nor Assignee may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other and Agent. The preceding sentence shall not limit the right of Assignee to grant to others assignment of or participation in all or part of the Assigned Rights and Obligations to the extent permitted by the terms of the Loan Agreement.

EXHIBIT A – Page 4

(e) All payments to Assignor or Assignee hereunder shall, unless otherwise specified by the party entitled thereto, be made in Dollars, in immediately available funds, and to the address or account specified on the signature pages of this Agreement. The address of Assignee for notice purposes under the Loan Agreement shall be as specified on the signature pages of this Agreement.

(f) If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions hereof will not be affected or impaired in any way.

(g) Each party shall bear its owns expenses in connection with the preparation and execution of this Agreement.

(h) This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement, under seal, as of the day and year first above written.

Assignor:

Address:

By:
Name:
Attention:	Title:

Assignee:

Address:

By:
Name:
Attention:	Title:

EXHIBIT A – Page 5

ACKNOWLEDGED AND AGREED:

KENNEDY-WILSON, INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

Address:	Agent:

U.S. Bank National Association 633 W. Fifth Street, 29th Floor Los Angeles, CA 90071 Attention: Loan Administration Telephone: (213) 615-6629 Facsimile: (213) 615-6792	U.S. BANK NATIONAL ASSOCIATION, a national banking association as Agent
By:
Name:
Title:

EXHIBIT A – Page 6

EXHIBIT B

LIBOR RATE NOTICE

[Date]

U.S. Bank National Association

633 W. Fifth Street, 29th Floor

Los Angeles, CA 90071

Attention: Loan Administration

Ladies and Gentlemen:

This LIBOR Rate Notice is executed and delivered by KENNEDY-WILSON, INC., a Delaware corporation (“Borrower”) to U.S. BANK NATIONAL ASSOCIATION, as Agent (“Agent”), pursuant to Section 2.2 of that certain Revolving Loan Agreement (the “Loan Agreement”) dated as of August 5, 2010, entered into by and among Borrower, Agent (as Agent and a Lender), and the Lenders thereto. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Loan Agreement.

1. Borrower hereby requests that Lenders advance an Advance pursuant to Facility          [A or B] the Loan Agreement as follows:

(a)	Amount of Requested Advance: $ ..[1]

(b)	Proposed Date of Advance: , 20 .[2]

(c)	The Advance is to be disbursed into the Borrower’s Deposit Account, U.S. Bank Account No. 153493348566.

(d)	LIBOR Rate Advance with an interest period of months.[3]

(e)	Aggregate number of outstanding LIBOR Rate Advances (including this requested Advance): [4]

2. In connection with the Advance requested herein, Borrower hereby represents, warrants, and certifies to Agent for the benefit of Lenders that (i) as of the date hereof, (ii) as of the Proposed Date of Advance, and (iii) after giving effect to the Requested Advance:

[1]	Amount of Advance shall not be less than $1,000,000 and in an integral multiple of $100,000 or for the amount of the remaining available Committed Amount.

[2]	Proposed Date of Advance shall be at least two Business Days after the date of this LIBOR Rate Notice.

[3]	Insert 1, 2, 3 or 6 months.

[4]	The number of outstanding LIBOR Rate Advances shall not exceed five.

EXHIBIT B – Page 1

(a) Each representation and warranty made by Borrower in Article 4 of the Loan Agreement (except to the extent that any such representations or warranties expressly relate solely to an earlier date) will be true and correct in all material respects;

(b) All financial statements delivered to Agent or Lenders prior to such date pursuant to Section 5.3 of the Loan Agreement are true and correct, fairly present the respective financial condition of Borrower and Guarantor as of the date of such statements and have been prepared in accordance with GAAP, except as provided therein;

(c) No Event of Default or no event shall have occurred which, upon the service of notice and/or the lapse of time, would constitute an Event of Default exists and is continuing;

(d) The proceeds of the requested Advance and all prior Advances will be solely used to finance certain investment activities, provide working capital or other purposes permitted under the agreements between Borrower and Guarantor as specified in the Loan Agreement;

(e) No suit or proceeding at law or in equity, and no investigation or proceeding of any governmental body, has been instituted or, to the knowledge of Borrower, has been threatened, which in either case would substantially, negatively affect the condition or business operations of Borrower;

(f) Following the requested Advance, the outstanding principal amount of Facility A will be $             5, plus accrued and unpaid interest, and the outstanding principal amount of Facility B will be $             6, plus accrued and unpaid interest; and

(g) After giving effect to such Advance, the total outstanding principal under Facility A as of such date will not exceed the Facility A Committed Amount as of such date, and the total outstanding principal under Facility B as of such date will not exceed the Facility B Committed Amount as of such date.

[5]	Such amount shall not exceed the Facility A Committed Amount as set forth in the Loan Agreement.

[6]	Such amount shall not exceed the Facility B Committed Amount as set forth in the Loan Agreement.

EXHIBIT B – Page 2

This LIBOR Rate Notice is executed on                     . Borrower hereby certifies each and every matter contained herein to be true and correct.

BORROWER:

KENNEDY-WILSON, INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B – Page 3

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate (this “Certificate”) is delivered with reference to that certain Revolving Loan Agreement dated as of August 5, 2010 (as amended, extended, renewed, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and between KENNEDY-WILSON, INC., a Delaware corporation (“Borrower”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as agent, lead arranger and book manager (“Agent”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, and EAST-WEST BANK, a California banking corporation, as Lenders, and any other bank that becomes a party hereto in the future (collectively, the “Lenders”). Capitalized terms used but not defined in this Certificate shall have the same meanings that are given to such terms in the Loan Agreement. Section references in this Certificate relate to the Loan Agreement unless stated otherwise.

This Certificate is delivered in accordance with Section 5.3 of the Loan Agreement, and has been executed by an authorized officer of Borrower. This Certificate is delivered with respect to the calendar quarter ended             , 20    (the “Test Calendar Quarter”).

In accordance with Section 5.2 of the Loan Agreement, as of the end of the Test Calendar Quarter:

(a) The Minimum Rent Adjusted Fixed Charge Coverage Ratio was             ;

(b) Borrower had cash, cash equivalents and publicly traded marketable securities in an aggregate amount of at least $            ;

(c) The Maximum Balance Sheet Levered was             ; and

(d) The Effective Tangible Net Worth was $            .

A review of the activities of Borrower during the Test Calendar Quarter has been made under the supervision of the undersigned. To the best knowledge of the undersigned, during the Test Calendar Quarter, (i) Borrower has observed, performed and/or satisfied all of the covenants, agreements and conditions and any other obligations to be observed, performed or satisfied by it under the Loan Documents, and (ii) no Event of Default or potential Event of Default has occurred and is continuing, with the exceptions set forth below in response to which Borrower has taken or proposes to take the following actions (if none, so state).

The undersigned certifies that the calculations made and the information contained herein are complete and correct and fairly present the financial position and results of operations of

EXHIBIT C – Page 1

Borrower in accordance with GAAP, applied on a basis consistent with prior periods, and correctly reflect the books and records of Borrower.

To the best knowledge of the undersigned no event or circumstance has occurred that constitutes a material adverse change since the date the most recent Compliance Certificate was executed and delivered, with the exceptions set forth below (if none, so state).

Dated:                     , 20    .

KENNEDY-WILSON, INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT C – Page 2

EXHIBIT D

NOTICES AND WIRE INSTRUCTIONS

[Specify wiring information and accounts for each Lender]

EXHIBIT D – Page 1

EXHIBIT E

COMMITMENTS AND COMMITMENT PERCENTAGES OF LENDERS

Bank	Facility A Commitment	Facility A Commitment Percentage
U.S. Bank National Association:	$43,000,000	66.153846153%

	Facility B Commitment	Facility B Commitment Percentage
	$7,000,000	70.0%

	Facility A Commitment	Facility A Commitment Percentage
East-West Bank:	$22,000,000	33.846153847%

	Facility B Commitment	Facility B Commitment Percentage
	$3,000,000	30.0%

EXHIBIT E – Page 1

Schedule P-1

Permitted Liens

None.

Schedule P-1 – Page 1

Schedule 4.4

Schedule of Indebtedness

1.	Promissory Note issued by Kennedy-Wilson, Inc. to The Guardian Life Insurance Company of America on November 3, 2008.

2.	Business Loan Agreement dated July 29, 2009 between Kennedy-Wilson, Inc. and Pacific Western Bank.

3.	Junior Subordinated Indenture dated, January 31, 2007 between Kennedy-Wilson, Inc. and The Bank of New York Trust Company, National Association, as trustee.

4.	Amended and Restated Loan Agreement dated June 5, 2008 between Kennedy-Wilson, Inc. and U.S. Bank National Association.

Schedule 4.4

Schedule 4.6

Borrower Subsidiaries

[SEE ATTACHED]

Schedule 4.6-1

Schedule 4.7

Due Authorization; No Conflict

1.	Business Loan Agreement dated July 29, 2009 between Kennedy-Wilson, Inc. and Pacific Western Bank. Within ten (10) days after the Closing Date, Borrower shall deliver to Agent written evidence, in form and substance reasonably acceptable to Agent, of Pacific Western Bank’s consent to the execution, delivery and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party. The absence of Agent’s receipt of such consent shall in no way invalidate or impair this Agreement or any of the other Loan Documents.

Schedule 4.7

Schedule 4.8

Litigation

None.

Schedule 4.8

Schedule 4.11

Benefit Plans

None.

Schedule 4.11